As filed with the Securities and Exchange Commission on February 6, 2006
Registration No. 333-128918

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Invisa, Inc.
(Name of small business issuer in its charter)

Nevada	3823	65-1005398
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code No.)	Identification No.)

6935 15th Street East, Suite 120, Sarasota, Florida 34243 (941) 355-9361

(Address and telephone number of principal executive offices and principal place of business)

Stephen Michael, 6935 15th Street East, Suite 120, Sarasota, Florida 34243 (941) 355-9361

(Name, address and telephone number of agent for service)

Copies to:
Barry I. Grossman, Esq.
Ellenoff Grossman & Schole LLP
370 Lexington Ave., 19th Floor
New York, New York 10017
(212) 370-1300

Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee

common stock, par value $0.001 per share	17,516,666 shares	(1)	$0.16	(2)	$2,802,666.56	$329.87
common stock, par value $0.001 per share, underlying warrants	2,500,000 shares	(1)	$0.30	(3)	$750,000	$88.28

TOTAL	20,016,666 shares	(1)			$3,552,666.56	$418.15
____________

(1)
Also registered hereby is such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes as well as anti-dilution provisions applicable to the Series A Preferred Stock, Series B Preferred Stock and the warrants therefor.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(3)	Represents the exercise prices of the warrants for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED JANUARY 31, 2006

20,016,666 Shares of common stock

of

Invisa, Inc.

This prospectus relates to the public offering of up to 20,016,666 shares of our common stock, par value $0.001 per share, for sale by certain of our stockholders identified in this prospectus for their own accounts. Such stockholders are referred to throughout this prospectus as “selling stockholders.” These shares include up to: (i) 17,516,666 shares of common stock issuable upon conversion of preferred stock; and (ii) 2,500,000 shares of common stock issuable upon the exercise of warrants. We will pay the expenses of registering these shares.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “INSA.OB.” On January 31, 2006 the closing sales price for the common stock on the OTCBB was $0.16 per share.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Invisa”, the “Company”, “we”, “us”, and “our” refer and relate to Invisa, Inc. The selling stockholders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive funds from the exercise of their warrants, upon exercise. Any such proceeds will be used for working capital and general corporate purposes. One should read this prospectus and any amendment or supplement hereto together with additional information described under the heading “Available Information”.

Our principal executive offices are located at 6935 15th Street East, Suite 120, Sarasota, Florida 34243. Our telephone number is (941) 355-9361.

An Investment In Our Common Stock Being Offered By This Prospectus Involves A High Degree Of Risk. You Should Read The “Risk Factors” Section Beginning On Page 5 Before You Decide To Purchase Any Shares Of Our Common Stock.
____________________________________

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Adequacy Or Accuracy Of The Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this Prospectus is January 31, 2006

Prospective investors should not rely on any information not contained in this document. We have not authorized anyone to provide any other information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of and on the date of this document.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements.

The Company

We develop, manufacture, market and license the rights to produce and sell sensor systems that incorporate our patented InvisaShield™ presence-sensing design and technology. Presence sensing is the reliable, repeatable detection of people and conductive objects. With InvisaShield technology, it is detection at a close distance (typically less than one meter).

InvisaShield technology is used today in our line of SmartGate® sensors: life and property safety mechanisms for powered closures, including parking gates, slide gates, swing gates, vertical pivot gates and the like. In a security application, first generation security sensors using InvisaShield technology are in operation at a major museum in New England.

To date, our revenue has been derived largely from the sale of SmartGate sensors for powered parking gates and slide gates. Parking and slide gates are motorized barriers used to control parking garage, parking lot, and vehicle traffic. We anticipate that, during the next two years, revenues will reflect the sale of additional presence-sensing products designed to improve the safety of various products which may include industrial doors, commercial overhead doors, powered slide and swing gates, vertical pivot gates, and products designed to provide security sensing for various markets including museums.

From inception (February 12, 1997) through September 30, 2005, we were largely focused on technology and product development. The estimated dollar amount spent during this period on company-sponsored research and development was $3,496,522, including $161,969 for the nine months ended September 30, 2005, $510,133 for the year ended December 31, 2004 and $558,277 for the year ended December 31, 2003. We continue to engage in significant product development activities. Because of our losses (which aggregated $25,133,616 from inception through September 30, 2005), limited capital, and ongoing product development expenses, footnote C of our financial statements and the accompanying Report of Independent Registered Public Accounting Firm discuss that substantial doubt exists regarding our ability to continue as a going concern.

The Offering

Outstanding Common Stock	23,732,602 shares[1]

Common Stock Offered
Up to 20,016,666 shares of common stock, including up to: (i) 17,516,666 shares of common stock issuable upon conversion of preferred stock; and (ii) 2,500,000 shares of common stock issuable upon the exercise of warrants which have an exercise price of $0.30 per share.

Proceeds
We will not receive any proceeds from the sale of the common stock that may be sold pursuant to this prospectus. We will, however, receive proceeds upon the exercise of warrants and the purchase option which, if all warrants and such option were exercised, would be $750,000. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors”

OTCBB Symbol	INSA.OB

Note on Forward-Looking Statements

The statements set forth under the captions “Prospectus Summary” and elsewhere in this prospectus, including under “Risk Factors,” and those incorporated by reference herein which are not historical constitute “Forward Looking Statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding the expectations, beliefs, intentions or strategies for the future. We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-looking statements are subject to many risks and uncertainties which could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Examples of the risks and uncertainties include, but are not limited to: the inherent risks and uncertainties in implementing our business strategy and in developing products of the type we are developing; possible changes in our financial condition; our ability to obtain financing on acceptable terms; competition; our ability to manage growth; risks of technological change; our dependence on key personnel; and our ability to protect our intellectual property rights.

Except to the extent required by applicable laws or rules, we do not undertake any obligation or duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

1  as of November 30, 2005

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties occurs, our business, financial condition or operating results could be materially harmed. In that case the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we may face.

Risks Related To Our Business

We have historically incurred losses and losses are expected to continue in the future, which means that we may not be able to continue operations unless we obtain additional funding. Our auditors have modified their audit opinion with regard to the uncertainty of our ability to continue as a going concern.

We have historically incurred losses. In the twelve months ended December 31, 2004, we sustained net losses of $3.1 million. From inception through September 30, 2005, we have sustained aggregate net losses of $25.1 million. Future losses are expected to continue. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

Because we increased our product development activities, we anticipate that we will incur substantial operating expenses in connection with continued research and development, testing and approval of our proposed products, and expect these expenses will result in continuing and, perhaps, significant operating losses until such time, if ever, that we are able to achieve adequate product sales levels. Our ability to generate revenue and achieve profitability depends upon our ability, alone or with others, to complete the development of our proposed products and manufacture, market and sell our products.

Because our rate of expenses is high, and due to our very limited resources, our auditors have included an explanatory paragraph in their audit report with regard to our ability to continue as a going concern.

We will need to raise additional capital to continue our operations or we may be unable to fund our operations, promote our products or develop our technology.

Our operations have relied almost entirely on external financing to fund our operations. Such financing has historically primarily come from the sale of common stock to third parties and to a lesser degree from loans and revenue from product sales and license fees. We anticipate, based on our current proposed plans and assumptions relating to our operations (including the timetable of, and costs associated with, new product development), that the proceeds of the private placement we completed during 2005, to date, will be sufficient to satisfy our contemplated cash requirements at least through September of 2006. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our operations and planned growth, develop or enhance our technology, take advantage of business opportunities or respond to competitive market pressures, any of which could make it more difficult for us to continue operations. Any reduction in our operations may result in a lower stock price.

Our additional financing requirements could result in dilution to existing stockholders.

The additional financings we will require may be obtained through one or more transactions which effectively dilute the ownership interests of our stockholders. Further, we may not be able to secure such additional financing on terms acceptable to us, if at all. We have the authority to issue additional shares of common stock, as well as additional classes or series of ownership interests or debt obligations which may be convertible into any one or more classes or series of ownership interests. We are authorized to issue 95,000,000 shares of common stock and 5,000,000 shares of preferred stock. Such securities may be issued without the approval or other consent of our stockholders.

We are a development stage company and have a limited operating history upon which you can base your investment decision.

We have had a limited operating history and have had only limited revenue. We are a development stage company, and accordingly, we anticipate that we will encounter many difficulties and risks associated with our early stage of development which includes, but is not limited to, the introduction of new products, the search for and hiring of new personnel, access to required capital, management issues, ramping up manufacturing capacity, and other important business aspects.

We will be required to compete with larger and well-established companies which are better financed.

There are a number of well-established companies which are well known in the manufacture and/or distribution of products for the security and life-safety markets. Such companies include Honeywell, Tyco, General Electric, Bosch, Siemens and others. Accordingly, we are subject to the difficult challenge of introducing and commercializing our new technology and products in a market place in a strong competitive environment. Additionally, our technology and products based thereon will have to compete with other technologies such as passive infrared and various types of motion detection which are well known and well accepted.

We are commercializing a new technology which will involve uncertainty and risks related to market acceptance.

We are commercializing a new technology with which we seek to gain market acceptance and to demonstrate competitive advantages. Our success is dependent, to a large degree, upon our ability to fully develop and commercialize our technology and gain industry acceptance of our products, based upon this new technology and its perceived competitive advantages. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by frequent new product introductions. We anticipate that we will incur substantial operating expenses in connection with the development and testing of our proposed products and expect these expenses to result in continuing and significant operating losses until such time, if ever, that we are able to achieve adequate levels of sales or license revenues. We may not be able to raise additional financing, increase revenues significantly, or achieve profitable operations.

Management and founders of the company control a significant amount of our common stock and such concentration of ownership may have the effect of delaying or preventing a change of control of our company.

As a result, these management stockholders will have significant influence in matters requiring stockholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of the our assets, and the control of our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in our control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from attempting to obtain control of our company.

The absence of product liability insurance coverage may affect our business.

We may be exposed to potential product liability claims by consumers. Although we maintain product liability insurance, there can be no assurance that such insurance will be sufficient to cover all possible liabilities to which we may be exposed. Any product liability claim, even one that was not in excess of our insurance coverage or one that is meritless and/or unsuccessful, could adversely affect our cash available for other purposes, such as research and development. In addition, the existence of a product liability claim could affect the market price of our common stock. In addition, certain vendors may require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for retail distribution. Product liability insurance coverage includes various deductibles, limitations and exclusions from coverage, and in any event might not fully cover any potential claims. Failure to satisfy such insurance requirements could impede the ability of us or our distributors or licensees to achieve broad retail distribution of our proposed products, which could have a material adverse effect on us.

We may not be able to effectively protect our intellectual property rights, the foundation of our business, which could harm our business by making it easier for our competitors to duplicate our services.

We regard certain aspects of our products, processes, services and technology as proprietary. We have taken steps to protect them with patents, copyrights, trademarks, restrictions on disclosure and other methods. Despite these precautions, we cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could cause us to cease operations.

We have an issued patent and have filed six patent applications with respect to various aspects of our technology. The pending patent applications may not be issued to us, and if issued, may not protect our intellectual property from competition which could seek to design around or invalidate these patents. Our failure to adequately protect our proprietary rights in our products, services and technology could harm our business by making it easier for our competitors to duplicate our services.

We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results such that it could cause us to reduce or cease operations.

Other parties may assert that our technology infringes on their intellectual property rights, which could divert management time and resources and possibly force our company to redesign our technology.

Technology-based companies, such as ours, have the potential to be involved in litigation related to allegations of patent infringement. Although we have no knowledge of any such claims, from time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to us. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertion by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us and could cause us to reduce or cease operations.

We may not be able to keep up with rapid technological changes, which could render our products less competitive or obsolete.

Changes in technology, changes in customer requirements and preferences, introduction of products and services embodying new or different technologies and the emergence of new industry standards and practices could render our existing technology and products less competitive or obsolete. Our future success will depend on our ability to enhance and improve the responsiveness, functionality, accessibility and features of our technology and products. We expect that our marketplace will require extensive technological upgrades and enhancements to accommodate many of the new products and services that we anticipate will be added to our marketplace. We cannot assure you that we will be able to expand and upgrade our technology and systems, or successfully integrate new technologies or systems we develop in the future, to accommodate such increases in a timely manner.

We may not effectively manage the growth necessary to execute our business plan, which could adversely affect the quality of our operations and our costs.

In order to successfully execute our business plan, we must significantly increase the number of strategic partners, manufactures, dealers, distributors and customers that use our products. This growth will place significant strain on our personnel, systems and resources. We also expect that we will continue to hire employees, including technical, management-level employees, and sales staff for the foreseeable future. This growth will require us to improve management, technical, information and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth. We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.

We are dependent on existing management

Our success is substantially dependent on the efforts and abilities of our President, Stephen Michael. Decisions concerning our business and our management are and will continue to be made by Mr. Michael. The loss or interruption of his continued services would have a materially adverse effect on our business operations and prospects. Further, we do not maintain key-man life insurance.

Our future success also will depend in part on the continued service of our key management personnel and our ability to identify, hire and retain additional personnel, including marketing and sales staff. We experience intense competition for qualified personnel, and the existence of non-competition agreements between prospective employees and their former employers may prevent us from hiring those individuals or subject us to suit from their former employers.

While we attempt to provide competitive compensation packages to attract and retain key personnel, some of our competitors are likely to have greater resources and more experience than we have, making it difficult for us to compete successfully for key personnel.

Risks Related To Our Securities

The limited prior public market and trading market may cause possible volatility in our stock price.

There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained. The OTCBB is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than NASDAQ and the national securities exchange, and quotes for securities quoted on the OTCBB are not listed in the financial sections of newspapers as are those for NASDAQ and the national securities exchange. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

Limitations in connection with the availability of quotes and order information on the OTCBB

Trades and quotations on the OTCBB involve a manual process and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

Delays in order communication in the OTCBB

Electronic processing of orders is not available for securities traded on the OTCBB and high order volume and communication risks may prevent or delay the execution of one’s OTCBB trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our common stock. Heavy market volume may lead to a delay in the processing of OTCBB security orders for shares of our common stock, due to the manual nature of the market. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

Penny stock regulations may impose certain restrictions on marketability of our securities.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Subject to certain exceptions, penny stocks are stock:

• With a price of less than $5.00 per share or an exercise price of less than $5.00 per share;

• That are not traded on a “recognized” national exchange;

• Whose prices are not quoted on the NASDAQ automated quotation system; or

• In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by such rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker dealer must also disclose the commission payable to both the broker dealer and the registered representative, current quotations for the securities and, if the broker dealer is the sole market maker, the broker dealer must disclose this fact and the broker dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. In addition, the Commission currently intends to create additional obligations with respect to the transfer of penny stocks. Most importantly, the Commission proposes that broker-dealers must wait two business days after providing buyers with disclosure materials regarding a security before effecting a transaction in such security. Consequently, the “penny stock” rules may restrict the ability of broker dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities, thereby affecting the liquidity of the market for our common stock.

Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or more broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

Risk of market fraud

OTCBB securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the OTCBB reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.

Limited liquidity on the OTCBB

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one’s orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of one’s order entry.

Limitation in connection with the editing and canceling of orders on the OTCBB

Orders for OTCBB securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one’s order. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

Increased dealer compensation

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTCBB if the stock must be sold immediately. Further, purchasers of shares of our common stock may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTCBB may not have a bid price for shares of our common stock on the OTCBB. Due to the foregoing, demand for shares of our common stock on the OTCBB may be decreased or eliminated.

Additional authorized shares of our common stock and preferred stock available for issuance may adversely affect the market.

We are authorized to issue 95,000,000 shares of our common stock. As of November 30, 2005, there were 23,732,602 shares of common stock issued and outstanding. However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the exercise of options or warrants or upon the conversion of issued and outstanding shares of preferred stock. As of November, 2005 there were issued and outstanding 24,500 shares of convertible preferred stock, which shares are convertible into a maximum of 17,516,666 shares of common stock. To the extent all issued and outstanding shares of convertible preferred stock are converted into shares of common stock, the holders of our common stock will experience a dilution of approximately 42.47%. As of November 30, 2005, we had outstanding stock options and warrants to purchase approximately 17,515,683 shares of our common stock, the exercise price of which range between $0.075 per share to $7.25 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. To the extent such options or warrants are exercised, the holders of our common stock will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

The exercise of the outstanding derivative securities, will reduce the percentage of common stock held by our stockholders. Further, the terms on which we could obtain additional capital during the life of the derivative securities may be adversely affected, and it should be expected that the holders of the derivative securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such derivative securities. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.

In addition to the above referenced shares of common stock which may be issued without stockholder approval, we have 5,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board. We presently have 24,500 issued and outstanding shares of preferred stock and while we have no present plans to issue any additional shares of preferred stock, our Board has the authority, without stockholder approval, to create and issue one or more additional series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

Additional Risks

Limitation on director/officer liability.

As permitted by Nevada law, our articles of incorporation limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Nevada law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our bylaws provide that we shall indemnify our directors, officers, employees and agents if such persons acted in good faith and reasoned that their conduct was in our best interest.

We have no history of paying dividends on our common stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. If we decide to pay cash dividends to the holders of our common stock, such dividends may not be paid on a timely basis.

Provisions of our articles of incorporation and Nevada law could defer a change of our management which could discourage or delay offers to acquire us.

Provisions of our articles of incorporation and Nevada law may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders. For example, our articles of incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our Board could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

OUR BUSINESS

We develop, manufacture, market and license the rights to produce and sell sensor systems that incorporate our patented InvisaShield™ presence-sensing design and technology. Presence sensing is the reliable, repeatable detection of people and conductive objects. With InvisaShield, it is detection at a close distance (typically less than one meter).

InvisaShield technology is used today in our line of SmartGate(R) sensors: life and property safety mechanisms for powered closures, including parking gates, slide gates, swing gates, vertical pivot gates and the like. In a security application, first generation security sensors using InvisaShield technology are in operation at a major museum in New England.

To date, our revenue has been derived largely from the sale of SmartGate sensors for powered parking gates and slide gates. Parking and slide gates are motorized barriers used to control parking garage, parking lot, and vehicle traffic. We anticipate that, during the next two years, revenues will reflect the sale of additional presence-sensing products designed to improve the safety of various products which may include industrial doors, commercial overhead doors, powered slide and swing gates, vertical pivot gates, and products designed to provide security sensing for various markets including museums.

From inception (February 12, 1997) through September 30, 2005, we were largely focused on technology and product development. The estimated dollar amount spent during this period on company-sponsored research and development was $3,496,522, including $161,969 for the nine months ended September 30, 2005, $510,133 for the year ended December 31, 2004 and $558,277 for the year ended December 31, 2003. We continue to engage in significant product development activities. Because of our losses (which aggregate $25,133,616 from inception through September 30, 2005), limited capital, and ongoing product development expenses, footnote C of our financial statements and the accompanying Report of Independent Registered Public Accounting Firm discuss that substantial doubt exists regarding the our ability to continue as a going concern.

History

We are a development stage company that is commercializing patented presence-sensing technology under the trade name InvisaShield. We were incorporated in Nevada on July 9, 1998 to provide computer analysis and solutions in anticipation of potential date-related computer system failures associated with the year 2000. Our original business plan was abandoned before significant commercialization and on February 9, 2000, we acquired SmartGate, L.C., in consideration for the issuance of 7,743,558 shares of our common stock representing approximately 74% of our capital stock then outstanding. As a result, SmartGate, L.C., became our wholly owned subsidiary, which markets our InvisaShield safety products under the brand name SmartGate. SmartGate, L.C. is a development stage company organized in January 1997 to develop and commercialize, pursuant to a license, patented presence-sensing technology for safety applications in the powered closure market. From an accounting perspective, SmartGate, L.C. was considered the acquirer in this transaction and, as a result, the accompanying Financial Statements reflect the operations of SmartGate, L.C. from inception.

On February 26, 2002, we acquired Radio Metrix Inc. from affiliated parties.
Radio Metrix Inc. is a wholly owned subsidiary which is commercializing our InvisaShield security products. Radio Metrix Inc. is a development stage company which was incorporated in Florida on March 19, 1992. Radio Metrix Inc. owns the patent and patent applications to the InvisaShield technology and controlled the InvisaShield technology. As a result of this acquisition, we have sole rights to commercialize the InvisaShield technology in all markets worldwide and we own the issued patent and pending patent applications to the InvisaShield technology.

Products

Our current and planned products are divided into two market categories as follows:

Safety Market Category - Many safety devices and safety functions depend upon presence-sensing technology. We continue to develop a range of presence-sensing products for the safety market under our brand name SmartGate.

We believe that our safety products offer potential operational and maintenance benefits to the powered closure industry. Today we offer safety products for powered parking barrier gates, and slide gates.

We also have developed prototypes of presence-sensing products for use in powered commercial overhead doors, powered industrial doors (which are used in commercial, manufacturing, and industrial buildings) and residential garage doors. We believe that there may be other applications for our presence-sensing technology in the safety market. Ultimately, we plan to offer safety products based upon our InvisaShield technology to be incorporated into a broad base of powered closure devices produced by other companies.

To date, substantially all of our revenue (which has been limited) has been derived from the sale of our SmartGate presence-sensing products. These products are designed to be incorporated into powered parking barrier gates. Powered parking barrier gates are commonly used for traffic control and generally have a power operated barrier arm typically made of metal, wood or PVC which moves vertically between an open and a closed position. Our product places invisible presence sensing in front of and moving with the potentially dangerous barrier arm to identify the presence of people and vehicles. When an object is identified in the path of the moving barrier arm, our product signals the powered operator system, which is manufactured by nonaffiliated entities for its predetermined response, such as stopping and reversing the barrier arm. See the financial statements for revenues from this product category.

During each of the last three fiscal years, more than 90% of our revenue was attributable to customers domiciled in the United States. For sales made to non-U.S. domiciled customers, the country to which the most sales were attributed was the United Kingdom.

In July 2002, Rytec Corporation became an exclusive licensee to use our InvisaShield technology as original equipment used with high-speed industrial doors in the North American market. We believe that Rytec Corporation is the largest manufacturer of high-speed industrial doors in this market. These doors are frequently used in manufacturing and industrial environments where air-conditioned, cooler, and freezer areas are separated within warehouses or other buildings. We are in the process of internal testing of our product for use with Rytec high speed industrial doors.

As further described below, we believe that the InvisaShield technology can perform non-contact presence-sensing tasks that may not currently be possible with competing technologies.

Security Market Category - Security systems and security equipment generally rely, to varying degrees, on presence-sensing technologies to detect the presence of potential intruders and trespassers, or to provide surveillance of valuable objects. We currently have first-generation security sensors in operation and plan further development which will be followed by commercialization

Our security sensors products are components that provide added features and functions for new and/or existing security systems. In the future, we plan for these sensors to compete with and, in some applications, complement existing presence-sensing technologies used in the security market today. Examples of products using these technologies are infrared and/or microwave sensors, motion detectors, lasers, light beam systems and magnetic contacts.

In addition to our first-generation sensors for museums applications, we have demonstrated prototypes of InvisaShield security sensors for retail, industrial, commercial, defense and government applications. As with our museum security sensors, these devices place a monitoring field around objects needing protection. Examples of applications that we have demonstrated include safes, locking cabinets, display cases, objects of art and jewelry-or exposed perimeters (doors, windows, fences etc.). When the detection field is entered, the InvisaShield sensor signals the security system. The security system then responds with a warning or alarm.

Marketing

We will continue to focus our marketing efforts in the development of OEM (Original Equipment Manufacturer) licensing of our technology as well as building and supporting the distribution channel and dealer network of our SmartGate systems. We periodically participate in various trade conferences in the security market and safety market where we demonstrate our current and planned products and technology to potential customers.

We have historically concentrated marketing efforts on potential customers whom we believe to be market leaders or otherwise high profile within specific markets. Currently, we target the market for safety products applied to powered parking gates, industrial doors, commercial overhead doors, powered slide gates, swing gates and vertical pivot gates.

We sell our safety products to OEMs and through dealers and distributors and in some instances directly to targeted customers. In 2006, we anticipate potential sales to manufacturers for use of the InvisaShield technology as original equipment in various applications for powered closure products.

Our largest customer currently is Magnetic Automation Corp., comprising approximately 20% of our revenues. We are dependent upon any single customer, dealer or distributor in the safety market

We are currently evaluating channels of distribution for planned security products. Distribution would include sales to and through dealers, distributors and manufacturers. While products in this market category have not contributed to our revenue in the past, we believe that our planned security products may ultimately represent a material portion of our business. We plan to further investigate the potential for InvisaShield-based security products in markets that include museums, retail, residential, governmental, and defense, as well as other sectors.

The Technology

The InvisaShield technology uses electronic circuitry that emits, controls, and senses changes in an invisible energy field. The field is based, in part, upon low energy radio waves oscillating within a controlled frequency range. The field monitored ranges from a distance of one meter to touch-sensitive, based upon the selected application and circuitry constantly checks the field to test for the presence of people, vehicles or other conductive objects (objects that conduct electricity) that would disturb the monitored field.

We believe that the InvisaShield technology is a novel and proprietary way to provide presence sensing. At the core of the technology is the ability to project a field or zone capable of detecting most conductive objects that enter the field. The field is projected from a metallic substance, referred to as an antenna, which may consist of wire, self-adhesive metallic tape or other metallic items. The technology permits flexibility in designing and locating the antenna. This may provide unique opportunities to place presence-sensing fields where they can be used more efficiently or effectively. We believe that this flexibility enables the InvisaShield technology to perform non-contact presence-sensing tasks that may not currently be possible with competing technologies and to perform presence-sensing tasks similar to those performed by competing technologies in a potentially more efficient, effective, and reliable manner.

We believe that the InvisaShield technology has a number of operational advantages. The technology does not depend upon lenses, beams or reflectors which may require replacement, cleaning and aligning. We also believe that the non-intrusive, non-contact presence-sensing capability of our technology is generally not disrupted by its operating environment, including electronic noise, mechanical noise, temperature, dust, frost, snow, ice or other operating conditions. We believe that InvisaShield technology may be a new presence-sensing technology that gives greater capability, flexibility and benefits than non-contact sensing.

The Company recently has completed the design and development of a cost-reduced, 4th generation digital version of its SmartGate safety system for powered closures (SmartGate III).

Competing Technologies - The presence-sensing business is highly competitive, consisting of numerous manufacturers of presence-sensing products based on various technologies, including infrared, ultrasonic, laser, microwave and similar technologies. For the most part, these technologies have been in use for a number of years and, in many cases, may not be proprietary.

Our competitors provide a variety of presence-sensing and other safety and security alternatives such as motion detectors, CCTV-based movement detection systems, infrared and visible light beam detectors, light curtains, on/off switching mats and pads, tape switches, contact edges, as well as others.

In the safety and/or security sectors, we compete with companies that include MillerEdge, Stanley, Optex, Napco, Pelco, and DMP, along with other large and well-established firms such as Honeywell, Tyco, General Electric, Bosch and Siemens.

Many of our competitors have substantially greater development, technical, marketing, sales and financial resources than we have. As a result of these factors, competitors and potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and/or to devote greater resources to the development, promotion and sale of their products and services than we can. We believe that our ability to successfully compete depends, to a large degree, upon the performance of our technology, our current and planned presence-sensing products and our ability to finance our development, marketing and distribution efforts.

Patents and Trademarks - We own Patent No. 5,337,039 issued by the U.S. Patent Office on August 9, 1994. In addition, we have five PCTs and one provisional patent application filed that cover improvements to the InvisaShield technology.

We have a trademark on our trade name “SmartGate” which we use in our safety products category. We have filed trademark applications for the following: “Invisa”, “InvisaShield” and the tagline “Safe. Secure. No Question.” We believe that our patent and trademark position will be important in our efforts to protect our perceived competitive advantages.

During the year 2004, we concluded three agreements that terminated our obligations to pay royalties on products sold or licensed. We are unaware of any agreements in effect that would require us to pay any other royalties.

Materials and Manufacturing

We believe that the materials required and the sources of such materials will be similar for our various existing and planned product categories. All components and parts are modified or manufactured by third parties to our specifications or are otherwise generally available as off-the-shelf materials. Our products have a number of components including proprietary electronic circuitry manufactured to our specifications by third party manufacturers and a standard power supply available in the marketplace. The antenna is standard wire, tape or other metallic materials, which are generally purchased in bulk. Whenever possible, we use fixed price manufacturing for our electronic circuitry, placing the responsibility for component supply on the manufacturer. We believe that there are multiple manufacturers and suppliers for each component and that adequate components and materials will be available to support our planned growth. We perform some final assembly and predetermined quality control procedures in our facility.

Government Regulation

The use of radio frequency or “RF”, such as that incorporated into our safety products, is regulated by the Federal Communication Commission. Our subsidiary, Radio Metrix Inc. submitted its patented technology for required FCC testing and, in August of 1993, Radio Metrix Inc. received FCC Certification. We will endeavor to continue satisfying all requirements of the FCC.

On March 1, 2001, a new safety standard was implemented by Underwriters Laboratory (UL) for the powered gate, door and window industry. This Underwriters Laboratory Rule, UL-325, while not a governmental regulation, is considered an indication of reasonable safety for powered gates, doors and windows, and is a requirement for UL certification for certain powered gate, door and window operators. Gate and operator manufacturers that rely upon UL certification or consider UL certification important for components will, most likely, require that our products be UL certified before incorporating our products as original equipment. Likewise, the absence of UL certification for our products may represent a sales or marketing barrier in certain market categories and to certain customers.

We plan to apply for UL certification for certain of our safety products (those which we believe meet or exceed the current UL 325 standard). From time to time, we anticipate submitting additional products, including safety and security products, for UL certification. Other markets may have governmental or certification requirements.

Warranty

Our safety products are sold with a 90-day (upgradeable to one year) limited warranty. A warranty policy for security products is currently being developed.

Employees

We have six employees, of whom one is part time. As of the date of this filing, we had no unions and we had not entered into any collective bargaining agreement with any group of employees. We believe that we have a good relationship with our employees.

Facilities

Through January 2005, we leased approximately 15,500 square feet of manufacturing, marketing, development and office space in one building located in Northgate Business Park, Sarasota, Florida.

As of February 2005, we leased 5,500 square feet of office and research lab space in one building in the Airport Business Center, Sarasota, Florida. We believe the space to be adequate for our needs in the near future. The lease expires December 2009. Annual payment is approximately $50,000 plus taxes, typical of the local market rate for such facilities. We lease the facilities from a non-affiliated party. No zoning or other governmental requirements are needed for the continued use of our facilities.

We have adopted a policy pursuant to which we do not invest in real estate or maintain an interest in real estate, real estate mortgages or securities issued that are based upon real estate activities. We maintain lese insurance that we believe is adequate.

Legal Proceedings

We, from time to time, are subject to litigation related to claims arising out of our operations in the ordinary course of business. At this time, there are no claims asserted, which management believes, taken in the aggregate, would have a material adverse impact on our financial condition or results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by selling stockholders. We will, however, receive proceeds upon the exercise of the warrants and purchase option. Should all of the warrants and the purchase option be exercised, we would receive an aggregate of $750,000. We will pay all the expenses incident to this registration. We plan to use any net proceeds received upon the exercise of the warrants for general corporate purposes.

Since the proceeds of exercise of warrants and purchase option will be paid to us, our net tangible book value will be increased by the sale of shares underlying the warrants and purchase option covered by this prospectus. It is noted that our current net tangible book value is negative.

SELLING STOCKHOLDERS

The following table sets forth each stockholder who is offering his shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder’s account, the amount to be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete. The prior-to-offering figures are as of September 30, 2005. All share numbers are based on information that these stockholders supplied to us. This table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares. Beneficial ownership is determined in accordance with Commission rules and regulations and includes voting or investment power with respect to the securities.

The number of shares that any selling stockholder will own at any time are subject to limitation in the certificate of designations governing the Series A Preferred Stock and the Series B Preferred Stock and in the warrants, respectively, so that the aggregate number of shares of common stock of which such selling stockholder and all persons affiliated with such selling stockholder (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) does not at any time exceed 9.99% of our then outstanding common stock.

The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future.

Name	Position, Office or Other Material Relationship	Number of Shares of common stock Beneficially Owned (1),(2)	Number of Shares to be Offered for the Account of the Selling Stockholder (3)	Number of Shares to be Beneficially Owned after this Offering (1)(2)	Percentage to be Beneficially Owned after this Offering (1)(2)
M.A.G. Capital, LLC (4)(5)	None	2,495,747	150,000	4,717,350	9.99%
Mercator Momentum Fund, LP (4)	None	1,653,264	3,030,500	1,610,985	3.58%
Monarch Pointe Fund, Ltd. (4)	None	2,074,830	8,221,500	3,267,415	7.07%
Mercator Momentum Fund III, Ltd. (4)	None	1,048,833	1,031,333	17,500	0.04%
Asset Managers International, Ltd. (6)	None	2,634,026	7,583,333	0	0

(1) Consists (as applicable) of shares of common stock that may be acquired upon the conversion of outstanding Series A Preferred Stock (assuming a conversion ratio per share of $100/$.12) and immediately exercisable warrants (at an exercise price of $1.00 per share) and upon the conversion of outstanding Series B Preferred Stock (assuming a conversion ratio per share of $100/$.12) and immediately exercisable warrants (at an exercise price of $0.30 per share) and of open market purchases.

(2) The documentation governing the terms of the Series A Preferred Stock, Series B Preferred Stock and warrants contains provisions prohibiting any conversion of the Series A Preferred Stock, Series B Preferred Stock or exercise of the warrants that would result in M.A.G. Capital, LLC; Mercator Momentum Fund, LP; Monarch Pointe Fund, Ltd.; Mercator Momentum Fund III, LP; or Asset Managers International, Ltd., individually or collectively with their affiliates, owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, none of such entities holds beneficial ownership of more than 9.99% of the outstanding shares of our common stock.

(3) Reflects the number of shares that are being included in this offering.

(4) 555 South Flower Street, Suite 4500, Los Angeles, California 90071.

(5) M.A.G. Capital, LLC is deemed the beneficial owner of all shares beneficially owned by its affiliated funds, and therefore the number of shares beneficially owned includes the shares beneficially owned by Mercator Momentum Fund, LP; Monarch Pointe Fund, Ltd.; and Mercator Momentum Fund III, LP. Disregarding the 9.99% limitation, M.A.G. Capital, LLC is deemed the beneficial owner of the following: 3,030,500 shares offered for the account of Mercator Momentum Fund, LP; 8,221,500 shares offered for the account of Monarch Pointe Fund, Ltd.; and 1,031,333 shares offered for the account of Mercator Momentum Fund III, Ltd., for a total of 12,283,333 shares held through its affiliated funds.

(6) 88 Baker Street, London, W1 U 6TQ, UK.

The percentage calculations are based on 23,732,602 shares that were outstanding as of November 30, 2005 plus the respective beneficial shares owned by each selling stockholder. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of November 30, 2005 are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “selling stockholder” means and includes: (1) the persons identified in the tables above as the selling stockholders; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling stockholders may be effected: in one or more transactions that may take place on the OTCBB (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTCBB; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock.

The selling stockholders have agreed not initiate short sales of our common stock. However, the selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling stockholders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling stockholders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus.

We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those stockholders may be required to make in respect thereof.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

The Company’s Directors are elected at the Annual Meeting of Stockholders and hold office until their successors are elected and qualified. The Company’s officers are appointed annually by the Board of Directors and serve at the pleasure of the Board. There are no family relationships between any of the officers or directors of the Company.

The directors, executive officers, and significant employees of the Company at September 30, 2005 are as follows:

		Positions and Offices Presently
Name	Age	Held with the Company
Edmund C. King	70	Director, Chief Financial Officer, Treasurer
Stephen A. Michael	57	Director , acting President, and Chairman
Gregory J. Newell	55	Director
John E. Scates	48	Director
Carl A. Parks	46	Vice President of Operations
Robert T. Fergusson	60	Director of Engineering

There are no family relationships among any directors, executive officers or significant employees.

EDMUND C. KING has served as our Chief Financial Officer and Director since February 9, 2000. Until October 1, 1991, Mr. King was a partner in Ernst & Young, an international accounting and consulting firm. While at Ernst & Young, Mr. King was that firm’s Southern California senior healthcare partner and prior to that directed the Southern California healthcare practice for Arthur Young & Company, one of the predecessor firms of Ernst & Young. During his 30 years with Ernst & Young, Mr. King counseled clients in structuring acquisitions and divestitures; advised on the development of strategic plans; directed the preparation of feasibility studies; assisted with operational and financial restructuring; directed and supervised audits of client financial statements; and provided expert witness testimony and technical SEC consultation. Commencing in 1999, Mr. King became a financial consultant to SmartGate, L.C. that we acquired in February 2000. Mr. King has served as Chief Financial Officer and Director of SmartPlug, Inc. since November 2000 and Chief Financial Officer and Director of FlashPoint International, Inc. since October 2001. From January 1992, Mr. King has been a general partner of Trouver, an investment banking and financial consulting partnership. Mr. King is also a member of the Board of Directors of LTC Properties, Inc., an NYSE listed real estate investment trust. Mr. King is a graduate of Brigham Young University, having served on the National Advisory Council of that school’s Marriott School of Management, and has completed a Harvard University management course sponsored by Ernst & Young. Mr. King also has served as Chairman of the HFMA’s Long-Term Care Committee (Los Angeles Chapter) and is a past member of the National Association of Corporate Directors. He holds CPA certificates in the states of California and Utah.

STEPHEN A. MICHAEL has served as a Director since February 9, 2000 and as President from that date through November 6, 2003. Subsequent to that date, Mr. Michael had served as Chairman. Mr. Michael attended the School of Engineering at Ohio State University. Upon returning from military service in Vietnam, he attended the Schools of Business/Marketing at both Ohio State University and Franklin University. Mr. Michael has also attended the University of Wisconsin School of Engineering to acquire certification in the area of High Energy Surge Suppression and New York University School of Engineering for Advanced Studies in FRP (Fiber Reinforced Plastic) and Composites Engineering. Mr. Michael has served as President and Director of SmartGate, L.C. since January 1997. SmartGate, L.C. became one of our subsidiaries in February 2000. Additionally, he has served as President and Director of SmartPlug, Inc. since January 1997 and President and Director of FlashPoint International, Inc. since October 2001. Mr. Michael has devoted a significant portion of his career to developing functional products, including participating in the development and marketing of the Panasonic Auto Sound-Car dealer system, the Fuzz Buster and the Sears KingFisher Boat.

Ambassador GREGORY J. NEWELL has served as a Director of the Company since June 13, 2002. Ambassador Newell is an international business development strategist and former: U.S. Ambassador; U. S. Assistant Secretary of State; and White House Commissioned Officer, having served under four U.S. Presidents. From 1992 to the present, Ambassador Newell has served as President of International Commerce Development Corporation in Provo, Utah, an international business-consulting firm. From 1989 to 1991, Ambassador Newell served as President and International Development Strategist of Dow, Lohnes & Albertson International, a subsidiary of one of Washington, D.C.’s oldest and largest law firms. Ambassador Newell was U.S. Ambassador to Sweden from 1985 to 1989. Prior to that he was U.S. Assistant Secretary of State for International Organizational Affairs serving as the senior U.S. government official responsible for the formulation and execution of U.S. multilateral foreign policy in 96 international organizations including the United Nations, where he served as senior advisor to the 37th, 38th, 39th and 40th United Nations General Assemblies. He served as Director of Presidential Appointments and Scheduling and Special Assistant to President Ronald Reagan and Staff Assistant to President Gerald R. Ford. Ambassador Newell has also served on the boards of the Landmark Legal Foundation, Sutherland Institute and the Swedish-American Chamber of Commerce.

JOHN E. SCATES, a garage door industry engineer and consultant, was appointed to the Company’s Board of Directors on June 27, 2002. From June 1997 to the present, Mr. Scates has been President and Owner of Scates, Inc., a product design and failure analysis consultancy in Carrollton, Texas. From May 1993 to May 1997, Mr. Scates served as Manager of Research and Development for Windsor Door, Little Rock, Arkansas. From February 1985 to May 1993, Mr. Scates served as Manager of Structures at Overhead Door R & D/engineering, Dallas, Texas. Mr. Scates earned a BS Degree in Mechanical Engineering, Summa Cum Laude from Texas A & M University in 1979. Mr. Scates is licensed as a Professional Engineer in Texas, Florida and North Carolina.

Significant Employees

CARL A. PARKS has served as the Company’s Vice President of Operations since August 2001. Mr. Parks has had over 20 years experience in many phases of electronic manufacturing including assembly methods, techniques, hiring personnel, defining processes and selecting equipment. Prior to joining the Company, in 2000 and 2001 Mr. Parks served as a Customer Development Manager at ProTek Electronics in Sarasota, Florida where Mr. Parks had direct responsibility for the location, qualification and booking of new business and where he developed and managed the Quotation procedure and Costing model. In 1999 and part of 2000, Mr. Parks served as a Customer Development Manager at MSI of Central Florida in Melbourne, Florida. At MSI, Mr. Parks directed all manufacturing operations including hiring a core management team and had direct responsibility for new business development. From 1994 to part of 1999, Mr. Parks served as a customer service engineer at Genesis Manufacturing in Oldsmar, Florida. At Genesis, Mr. Parks had direct responsibility for the location and qualification of new customers. In addition, Mr. Parks provided front-end engineering support for all new program start-ups and provided component level sourcing support to all new programs. Mr. Parks received an A.S. Business degree in 1983 from Manatee Junior College. He has also received 1,600 hours of special instructions in many phases of manufacturing technology.

ROBERT T. FERGUSSON joined the Company in November 2001. In his 30-year career, Mr. Fergusson has been an electronic engineer with a background in electronics, optical and mechanical design, as well as extensive experience in engineering management. From 1973 until joining the Company, Mr. Fergusson served in various engineering capacities at Barry Wehmiller Electronics f/k/a Inex Vision Systems located in Clearwater, Florida and Denver, Colorado. During his career, Mr. Fergusson has been involved in the design and development of automatic on-line inspection equipment. Many of the pieces of equipment became industry standards in the glass container industry. Mr. Fergusson also served as Director of Engineering and Vice President of Engineering. Mr. Fergusson is also experienced in analog and digital (including PLD) design. He designed signal processing, interface and control circuits for various pieces of equipment. In addition, Mr. Fergusson has a mechanical background and has developed several innovative optical designs for improvement of inspection processes. Mr. Fergusson has traveled extensively in the U.S., Europe and Latin America to work with field service and sales in resolving technical problems and developing new business opportunities. In 1971, Mr. Fergusson received a Bachelors of Engineering Science in Electrical Engineering from Brigham Young University in Provo, Utah and an Associate of Science degree in 1968 at the College of Eastern Utah in Price, Utah.

Terminations/Resignations

During the nine months ended September 30, 2005 the following Directors and Officers resigned from, or were terminated by, the Company:

Directors
Herbert M. Lustig (effective May 12, 2005)(1)
Joseph F. Movizzo (effective May 24, 3005)(1)
Robert Knight (effective May 31, 2005)(1)

Officers
Herbert M. Lustig, as President and Chief Executive Officer (effective April 15, 2005)(1)(3)
David J. Benedetti, as Chief Financial Officer (effective April 15, 2005)(3)
Edmund C. King, as Chief Financial Officer (effective January 10, 2005)(2)

Other Key Employees
Carl A. Parks, as Vice President of Operations(3)
Robert T. Fergusson, as Director of Engineering(3)

(1)	Resigned - no reason given.
(2)	Mr King resigned in order to retire, and was subsequently rehired upon the departure of Mr. Benedetti.
(3)	Employment was terminated in connection with the April 15, 2005 general termination. Messrs. Parks and Fergusson were subsequently rehired by the Company.

Compensation Committee and Compensation of Directors

Messrs., Newell and Scates serve on the Compensation Committee, which determines the compensation amounts to be paid to our directors, officers and employees. We are currently in the process of establishing a formal plan for compensating our directors. To date, directors have been reimbursed for actual expenses incurred in connection with performing duties as directors and have not received compensation for attendance at meetings, except that Messrs. Newell and Scates were each entitled to be paid an annual director's fee of $10,000 which has not yet been paid and accrues. Amounts accrued through July 31, 2004 have been satisfied through a deferred stock grant arrangement. Currently, directors will be compensated by the grant of options from time to time, under the companies various compensation plans.

The Audit Committee

The audit committee of the Board of Directors currently consists of two directors, Messrs. Newell and Scates, each of whom is a non-employee director, and each of whom meets the independence and other requirements to serve on our audit committee under applicable securities laws and the rules of the SEC and the American Stock Exchange ("AMEX"). Although we are not listed on the AMEX, we have voluntarily chosen to comply with the AMEX audit committee qualification requirements. The Board of Directors has determined that Mr. Newell qualifies as an audit committee financial expert as defined in item 401 of Regulation SB promulgated under the Securities Act of 1933, as amended. Mr. Newell is independent as such term is used in Item 7(d) (3) (IV) of Schedule 14A under the Exchange Act.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics and Compliance Program which is applicable to Invisa, Inc. and to all our directors, officers and employees, including Invisa, Inc.’s principal executive officer and principal financial officer, principal accounting officer or comptroller, or other persons performing similar functions.

Advisors

Set forth below are Advisors who have been engaged by the Company and a description of the compensation arrangements with said Advisors.

Industry Advisory Board

The Company has established an Industry Advisory Board to consist of industry experts and persons held in high regard within their industry. The Advisory Board currently has two members who are available on a limited basis to provide industry or market input as requested by the Company’s officers and directors. The Industry Advisory Board provides a consultative function and is not part of the Company’s Board of Directors, which is discussed elsewhere in this document.

Advisory Board Member, Linda Kauffman, the former Chairman of the Board of the International Parking Institute, provides the Company with expertise in the parking and traffic control industry. Ms. Kauffman provides consulting services on an “as available” basis and as compensation, was granted an Option in June 2001 to purchase 10,000 shares of the Company’s common stock at $4.34 per share. The Option vests over a period of three years with one-third of the shares becoming eligible to purchase on each anniversary date of the grant, provided Ms. Kauffman has remained a consultant with the Company on the anniversary date. The Option’s term is seven years.

Advisory Board Member, Duane Cameron, is a member of the parking industry. Mr. Cameron provides consulting services on an “as available” basis and as compensation, was granted an option to purchase 10,000 shares of the Company’s common stock at $3.00 per share. The Option was granted in July 2000. The Option vested over a two-year period and is now fully vested. Also in July 2000, Mr. Cameron was granted the right to be issued an additional option for the purchase of 10,000 shares at $3.00 per share if, as a result of the efforts of Mr. Cameron, the Company enters into contractual relationships with certain entities in the parking industry.

Securities Authorized for Issuance under Equity Compensation Plans

For information regarding securities authorized for issuance under Equity Compensation Plans, and the equity compensation plan information table see “Market for Common Equity and Related Stockholder Matters.”

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of shares of our common stock, as of September 30, 2005 of (i) each person known by us to beneficially own five percent (5%) or more of such shares; (ii) each of our directors, executive officers, and significant employees named in the Summary Compensation Table; and (iii) all of our current executive officers, directors, and five percent (5%) or more beneficial owners as a group. Except as otherwise indicated, all shares are beneficially owned, and the persons named as owners hold investment and voting power.

NAME AND ADDRESS OF BENEFICIAL OWNER(1)	POSITIONS HELD (OFFICERS & DIRECTORS)	AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED(2)	PERCENTAGE OWNED(2)
Michael R. Ries, CPA (Trustee)(3)		1,864,584	7.86%
Kenneth D. Doerr (Trustee)(3)		1,864,584	7.86%
Stephen A. Michael(4)	Acting President & Chairman of Board	4,830,946	19.53%
H.R. Williams(5)		1,058,407	4.38%
Edmund C. King(6)	Chief Financial Officer, Treasurer & Director	602,040	2.49%
Gregory J. Newell(7)	Director	60,000	0.25%
John E. Scates(7)	Director	60,000	0.25%
M.A.G. Capital, LLC(8)		2,495,747	9.99%
Asset Managers International, Ltd.(9)		2,634,026	9.99%
All directors, executive officers, and 5% beneficial owners as a group (8 persons; 14,411,927 shares, 60.73% (approx.))

(1)
Unless otherwise provided herein all addresses are c/o Invisa, Inc., 6935 15th Street East Suite 120, Sarasota, Florida 34243. The address for Mr. Ries is 4837 Swift Road, Suite 210, Sarasota, Florida 34231; for Mr. Doerr is 240 South Pineapple Avenue, Sarasota, Florida 34230; for Mr. Williams is 7954 Royal Brikdale Circle, Bradenton, FL 34202 and for M.A.G. Capital, LLC, Mercator Momentum Fund, LP and Mercator Pointe Fund, Ltd. is 555 South Flower Street, Suite 4500, Los Angeles, California 90071.

(2)
The percentage calculations are based on 23,732,602 shares that were outstanding as of August 31, 2005 plus the respective beneficial shares owned by each selling stockholder. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of August 31, 2005 are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(3)
Includes: (i) 1,864,584 shares held by Mr. Doerr as Trustee of the Spencer C. Duffey Irrevocable Trust, a Trust created by Samuel S. Duffey, for his son; and (ii) 1,864,584 shares held by Mr. Ries as Trustee of the Elizabeth R. Duffey Irrevocable Trust, a Trust created by Samuel S. Duffey, for his daughter.

(4)	Includes options to purchase 1,000,000 shares.

(5)	Includes 611,603 shares and options to purchase 446,804 shares held by the H.R. Williams Family Limited Partnership (Partnership).

(6)	Includes 197,040 shares held in Mr. King’s name, 5,000 shares held in the name of the King Family Trust, and Mr. King’s options to purchase 400,000 shares.

(7)	Includes options to purchase 60,000 shares.

(8)
The following table depicts the total number of shares that M.A.G. Capital, LLC beneficially owns on behalf of itself and its affiliated funds (Mercator Momentum Fund, LP, Monarch Pointe Fund, Ltd., and Mercator Momentum Fund III, LP). David F. Firestone is the managing member of M.A.G. Capital LLC, and as such he has beneficial ownership of shares owned by M.A.G. Capital LLC and its affiliated funds.

Name	Number of Shares of common stock Currently Held	Number of Shares of common stock Beneficially Owned	Number of Shares to be Received Upon Conversion of Series A Preferred Stock (*)	Number of Shares to be Received Upon Conversion of Series B Preferred Stock (*)	Number of Shares to be Received Upon Exercise of Warrants (*)
M.A.G. Capital, LLC	1,245,900	2,495,747	0	0	900,000
Mercator Momentum Fund, LP	403,417	1,653,264	4,238,183	0	250,568
Monarch Pointe Fund, Ltd.	824,983	2,074,830	8,550,250	1,666,667	901,432
Mercator Momentum Fund III, Ltd.	17,500	1,048,833	0	833,3330	198,000

(*)Each share of Series A Preferred Stock and Series B Preferred Stock may be converted by the holder into that number of shares of common stock as is determined by dividing 100 by .12. The documentation governing the terms of the Series A Preferred Stock, the Series B Preferred Stock and the warrants contains provisions prohibiting any conversion of the Series A Preferred Stock or the Series B Preferred Stock or exercise of the warrants that would result in M.A.G. Capital, LLC, Mercator Momentum Fund, LP, Monarch Pointe Fund, Ltd., Mercator Momentum Fund III, LP and their affiliates,  collectively beneficially owning more than 9.99% of the outstanding shares of our common stock as determined under Rule 13d-3 of the Securities Exchange Act of 1934. As a result of these provisions, none of such entities hold beneficial ownership of more than 9.99% of the outstanding shares of our common stock. However, for purposes of clarity, the table above shows the conversion and exercise figures in the columns with an asterisk as if there was no 9.99% limitation in place.

(9)
Asset Managers International, Ltd. has 5,833,333 shares of common stock that may be acquired upon the conversion of outstanding Series B Preferred Stock (at an assumed conversion price of $0.12 per share) and 1,750,000 shares of common stock that may be acquired upon the exercise of the immediately exercisable warrants at $0.30 per share. The documentation governing the terms of the Series B Preferred Stock and warrants contains provisions prohibiting any conversion of the Series B Preferred Stock or exercise of the warrants that would result in Asset Managers International, Ltd. and its affiliates collectively beneficially owning more than 9.99% of the outstanding shares of our common stock as determined under Rule 13d-3 of the Securities Exchange Act of 1934. As a result of these provisions, none of such entities hold beneficial ownership of more than 9.99% of the outstanding shares of our common stock.

DESCRIPTION OF SECURITIES
General

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law.

We are authorized to issue up to 100,000,000 shares of capital stock authorized of which 95,000,000 are common stock, with a par value of $0.001 per share, and 5,000,000 shares of “blank check” preferred stock, with a par value of $0.001 per share. There are currently 23,732,602 shares of common stock and 24,500 shares of preferred stock issued and outstanding as of September 30, 2005.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our board of directors out of funds legally available therefore, if at all. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. Our common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to our common stock. The holders of our common stock do not have any pre emptive or other subscription rights.

Holders of shares of our common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of our common stock are fully paid, validly issued and non assessable.

Dividends

The payment of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception, and we have no present intention of paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 5,000,000 shares of “blank check” preferred stock, with a par value of $0.001 per share, of which 14,500 shares (designated Series A Preferred Stock) and 10,000 shares (designated Series B Preferred Stock) were issued and outstanding as of September 30, 2005. Our Board has the authority, without further action by the holders of our outstanding common stock, to issue additional shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Series A Preferred Stock

On August 16, 2004 the Company completed the issuance of fourteen thousand five hundred (14,500) shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”). Following are certain of the significant terms of the Series A Preferred Stock.

Proceeds from Financing: The Series A Preferred Stock bears a face amount of $2,200,000. Of the gross proceeds, we received $1,937,000 (net of $263,000 in transaction expenses).

Type of Security: The Series A Preferred Stock is non-voting, and are entitled to dividends only when, or if, declared by our board of directors.

Conversion: Any issued and outstanding shares of Series A Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of common stock at a conversion price equal to eighty percent (80%) of the volume weighted average trading price of the common stock during the ten trading days preceding the time of conversion, subject to a floor of $0.12 per share and a ceiling of $1.17 per share.

Purchasers: Of the 14,500 shares of Series A Preferred Stock issued, 9,715 were issued to Monarch Pointe Fund, Ltd. and 4,785 were issued to Mercator Momentum Fund, LP. Both Monarch Pointe Fund, Ltd. and Mercator Momentum Fund, LP are affiliates of M.A.G. Capital, LLC.

Anti-Dilution Protection: The Certificate of Designations of the Series A Preferred Stock provides that in the event that we issue stock in connection with a dividend, distribution, classification, merger or consolidation the number of shares of common stock that the Series A Preferred Stock is convertible into will be adjusted accordingly. Additionally, in certain circumstances, issuances below the then current conversion price will entitle the holders of the Series A Preferred Stock to weighted average anti-dilution protection.

Liquidation Preference: In the event of any dissolution or winding up of the company, whether voluntary or involuntary, holders of each outstanding share of Series A Preferred Stock will be entitled to be paid first out of the assets of the company available for distribution to stockholders an amount equal to $100.00 per share of Series A Preferred Stock held, and any declared but unpaid dividends on such share, before any payment shall be made to the holders of the common stock or to the holders of the Series B Preferred Stock.

Series B Preferred Stock

On August 31, 2005 the Company completed the issuance of ten thousand (10,000) shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”). Following are certain of the significant terms of the Series B Preferred Stock.

Proceeds from Financing: The Series B Preferred Stock bears a face amount of $1,000,000. Of the gross proceeds, we have received $378,000 (net of $122,000 in transaction expenses). $500,000 of the proceeds was paid to us at closing and of the remaining $500,000, $350,000 was paid to us on October 14, 2005 and $150,000 was paid to us on October 17, 2005.

Type of Security: The Series B Preferred Stock is non-voting, and are entitled to dividends only when, or if, declared by our board of directors.

Conversion: Any issued and outstanding shares of Series B Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of common stock at a conversion price equal to eighty percent (80%) of the volume weighted average trading price of the common stock during the ten trading days preceding the time of conversion, subject to a floor of $0.12 per share and a ceiling of $.275 per share.

Purchasers: Of the 10,000 shares of Series B Preferred Stock issued, 1,000 were issued to Mercator Momentum Fund III, LP, 2000 were issued to Monarch Pointe Fund, Ltd., and 7,000 were issued to Asset Managers International, Ltd. Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd. are affiliates of M.A.G. Capital, LLC.

Anti-Dilution Protection: The Certificate of Designations of the Series B Preferred Stock provides that in the event that we issue stock in connection with a dividend, distribution, classification, merger or consolidation the number of shares of common stock that the Series B Preferred Stock is convertible into will be adjusted accordingly. Additionally, in certain circumstances, issuances below the then current conversion price will entitle the holders of the Series B Preferred Stock to weighted average anti-dilution protection.

Liquidation Preference: In the event of any dissolution or winding up of the company, whether voluntary or involuntary, holders of each outstanding share of Series B Preferred Stock will be entitled to be paid first out of the assets of the company available for distribution to stockholders an amount equal to $100.00 per share of Series B Preferred Stock held, and any declared but unpaid dividends on such share, before any payment shall be made to the holders of the common stock.

Warrants

As part of our August, 2004 financing, we issued 5 year warrants to purchase 1,500,000 shares of our common stock at $1.00 per share. The shares issuable upon exercise of the warrants have been registered on a registration statement on Form SB-2/A filed September 23, 2004.

As part of our August, 2005 financing, we issued 5 year warrants to purchase 2,500,000 shares of our common stock at $0.30 per share. The shares issuable upon exercise of the warrants have been registered on a registration statement on Form SB-2, of which this prospectus is a part.

Transfer Agent

Our transfer agent is Liberty Transfer Co., 274B New York Avenue, Huntington, New York 11743.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Pursuant to the Nevada General Corporation Law, our bylaws provide for indemnification of our officers, directors and others who become a party to an action provided they acted in good faith and reasoned the conduct or action was in the best interest of the Company. Further, the Company maintains officer and director liability insurance. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of our financial condition and plan of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere herein. This discussion and analysis contains forward-looking statements, including information about possible or assumed results of our financial conditions, operations, plans, objectives and performance that involve risk, uncertainties and assumptions. The actual results may differ materially from those anticipated in such forward-looking statements. For example, when we indicate that we expect to increase our product sales and potentially establish additional license relationships, these are forward-looking statements. The words expect, anticipate, estimate or similar expressions are also used to indicate forward-looking statements.

LIMITED OPERATING HISTORY; BACKGROUND OF OUR COMPANY

We are a development-stage company, and we expect to continue the commercialization of our InvisaShield technology. For the twelve months ended December 31, 2004, we had revenue from product sales of $197,484 principally representing sales of our product for powered parking gates. In addition to limited revenue, these sales have continued to provide field-testing of the reliability and market acceptability of our technology and safety product, together with relationships with customers, dealers, distributors and manufacturers.

The financing for our development activities to date has come from our limited sales, the sale of common stock, notes, short-term financing, and a license payment. We expect to increase our product sales and potentially establish additional license relationships. Further, we expect to complete the development of additional safety and security products and bring them to market.

We expect to fund our future development activities and operations largely from the sale of common stock until such time that funds provided by operations are sufficient to cover these activities.

Since we have had a limited history of operations, we anticipate that our quarterly results of operations will fluctuate significantly for the foreseeable future. We believe that period-to-period comparisons of our operating results should not be relied upon as predictive of future performance. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies commercializing new and evolving technologies such as InvisaShield.

On February 9, 2000 in connection with our acquisition of SmartGate, L.C., we acquired the license for the InvisaShield technology for safety products in the powered closure industry. On February 26, 2002 we acquired Radio Metrix Inc., the owner of the InvisaShield technology and patents from affiliated parties. This acquisition resulted in our expanding our business to include the development of presence-sensing products for security, government and all other markets. At that time, we also changed our name from SmartGate Inc.

In February 2004, the Company negotiated a revision to its patent payment, reducing it from $600,000 to $250,000, due as follows: $100,000 by February 8, 2004; $75,000 by March 8, 2004 and $78,600 (including interest of $3,600) by April 22, 2004. All of such payments have been made.

Plan of Development

The major emphasis of our business plan is to sell to major manufacturers, suppliers, dealers and end users of parking gates. Additionally our emphasis is product development based on our corporate technology. We currently anticipate introducing additional products in connection with Museum displays.

During the six months ended June 30, 2005 we shipped 384 units in connection with parking barrier gates as compared to 138 for the comparable period last year. In 2004 we placed approximately twenty prototype security units at one customer.

We plan to finalize development and introduction of two additional products during the next twelve months; these products will be in both closure devices and security sensor areas. Our technology is a platform technology and we plan significant development efforts towards additional products during that twelve month period.
We believe we are benefiting from the increased efficiency and lower over-head of the new facility we moved into in late 2004. As a result, our in-house product development and operating costs are lower than previous. The majority of our production activities are outsourced and we plan to continue outsourcing in the future.

As discussed in Note C-Operating matters to the accompanying financial statements, we plan to continue financing future developments and operational activities principally from the sale of equity securities and debt financing until such time that funding provided by operations are sufficient to meet our needs. There can be no assurance that these sources of funding will be available at commercially reasonable terms, if at all.

Liquidity and Capital Resources

Since inception, we have incurred significant net losses and $12,462,942 of negative operating cash flows which we have financed largely from the sale of Common and Preferred Stock. From inception through September 30, 2005 we raised cash of approximately $12,934,913 net of issuance costs, principally through private placements of common and preferred stock financings. At September 30, 2005, we had cash and cash equivalents totaling $337,698.

From inception, February 12, 1997, through September 30, 2005, we largely focused on technology and product development. The estimated dollar amount spent during this period on Company sponsored research and development was $3,496,522, including $449,121 and $161,969 for the nine months ended September 30, 2004 and 2005 respectively. The Company continues to engage in significant product development activities. Because of the Company’s losses, limited capital, and ongoing product development expenses, Footnote C of the Company’s consolidated financial statements and the Report of Independent Registered Public Accountants as of December 31, 2004 states that substantial doubt exists regarding the Company’s ability to continue as a going concern.

The $3,496,522 of direct research and development expenses incurred from inception through September 30, 2005 have been directed principally toward development of our InvisaShield technology and safety products, and to a lesser extent our security products. Management estimates that sixty (60%) percent was expended towards the development of core presence-sensing technology, twenty (20%) percent expended in miniaturization of circuitry, fifteen (15%) percent in design and development of safety products, and five (5%) percent in design and development of security sector products.

 In February 2005, the Company issued 96,774 shares of Common Stock in payment of $30,000 of services performed by a (non-related party) vendor. In April 2005, the Company terminated its CEO and CFO and temporarily its other employees due to a short term working capital crisis perceived by its senior management. Operations, however, immediately resumed, and in connection therewith, as described elsewhere herein, a line of credit was obtained. In June 2005, the Company issued 1,000,000 shares of Common Stock in payment for consulting services to be performed by Ascendiant Securities, LLC in connection with financial and other strategic matters. In June 2005, the Company also issued 666,666 shares of its Common Stock for $0.075 cash per share and granted an option to purchase an additional 666,666 shares at the same price. The option expires on the first to occur of July 20, 2005 (subsequently extended) or five business days after an investment of $500,000 or more is committed to and accepted by the Company from an institutional investor. An additional 333,333 shares were subsequently issued upon the exercise of a portion of their options. Effective August 31, 2005 the company issued 10,000 shares of Series B Convertible Preferred Stock and certain warrants and options for $878,000 (net of $122,000 transaction expenses). See Note L of the accompanying financial statements.

While these events improved the Company’s working capital position, we anticipate that cash to be used in product development and operations, especially in the marketing, production and sale of our products, will increase significantly in the future.

To finance planned operations through at least the next 12 months, we will continue to depend upon our existing cash and cash equivalents together with anticipated net proceeds from private placements of equity or debt, potential license fees, and product sales. We believe that the cash required for product development and operations, especially for the marketing production and sale of our products, will increase in the future. Our plan is to access this additional cash required from a variety of potential sources, including: public equity financing, private equity financing, license fees, grants, public or private debt or by seeking a merger.

Additional capital may not be available when required or it may not be available on favorable terms. Without adequate funds, the Company may need to significantly reduce or refocus operations or obtain funds through arrangements that may require us to relinquish rights to certain or potential markets, either of which could have a material adverse effect on our business, financial condition, or results of operation. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in ownership dilution to existing stockholders.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Net Sales and Gross Profit - During the years ended December 31, 2003 and 2004, net sales totaled $212,679 and $197,484, respectively. The decrease was due to the decrease in sales of safety products for powered parking gates. The Company's sales to date have been limited and constrained by lack of capital. We had a gross profit of $83,708 for the year ended December 31, 2003 and $95,322 for the year ended December 31, 2004.

Research and Development Expenses - During the years ended December 31, 2003 and 2004, research and development expenses totaled $558,277 and $510,133, respectively. The decrease of $48,144 in 2004 was due principally to a reduction in facility expense, insurance expense and work force, resulting in decreases in salaries and wages and payroll taxes. Partially offsetting the decreases was increased use of inventory items.

Selling, General and Administrative Expenses - During the years 2003 and 2004, selling, general and administrative expenses totaled $5,179,864 and $3,027,369, respectively. The decrease of $2,152,495 in 2004 principally resulted from reductions in advertising, marketing and tradeshow activities, lower compensation and related payroll expenses, rent, insurance, office supplies, and patent amortization expenses. These reductions were offset in part by an increase in professional fees.

Impairment of Patent - During the year 2003, the Company decreased the carrying amount of its patent costs of $12,217,808 by $5,517,808 to $6,700,000 to reflect the fair value as determined by the Company’s management. The patent impairment results principally from perceived shifts in markets and our approach to such markets requiring us to rely more on our patents applied for and less on the original patent.

Debt Extinguishment Gain - During the year 2004, the Company negotiated the settlement of the SDR Metro, Inc. obligation from the contractual amount of $600,000 to a restructured amount of $250,000. The difference of $350,000 is reported as a gain. The Company also settled an additional obligation of $100,000 for $90,000. The difference of $10,000 is reported as a gain.

Interest (Expense) Income, Net - During the year 2003, net interest expense totaled $565,864, and during the year 2004, the Company had interest income of $15,360, respectively. The change of $581,224 in 2004 resulted principally from a reduction of the Radio Metrix, Inc. debt, the SDR Metro, Inc. debt, as well as amortization of original issue discounts and favorable settlement of accrued interest payable during 2004.

Net Loss applicable to Common Stockholders and Net Loss Per Share applicable to Common Stockholders - The Company’s net loss applicable to Common Stockholders and net loss per share applicable to Common Stockholders for these periods decreased from $11,738,105 and $0.73 in 2003 to $4,363,460 and $0.22 in 2004, respectively, as a result of the matters described above, and partially offset as a result of the non-cash constructive dividend related to the beneficial conversion features of the Convertible Preferred Stock in 2004.

Operations for the Nine Months Ended September 30, 2004 and 2005

 Net Sales and Gross Profit - During the nine months ended September 30, 2004 and 2005, net sales totaled $107,219 and $400,719. The increase resulted from an increase in the sales of safety products for powered parking gates and a one time sale of security devices. The number of unit sales for these periods were 241 and 553. A significant increased sales amount resulted from the non-cash $75,000 recognition of deferred revenue in connection with overhead door sensor devices. We had gross profits of $41,842 and $306,000 for the nine months ended September 30, 2004 and 2005.

 Research and Development Expenses - During the nine months ended September 30, 2004 and 2005, research and development expenses totaled $449,121 and $161,969. The decrease of $287,152 principally resulted from the write down of inventory largely offset by a reduction in rental space lease costs and reductions in insurance, salaries and wages, and professional fee expenses.

 Selling, General and Administrative Expenses - During the nine months ended September 30, 2004 and 2005, selling, general and administrative expenses totaled $2,441,593 and $1,510,253. The decrease of $931,340 principally resulted from cutbacks in advertising, marketing and tradeshow activities, reductions in compensation and related payroll expenses, rent, insurance, and office supplies. These reductions were largely offset by an increase in professional consulting fees, including the non-recurring fees in connection with termination of the former CEO’s employment, which the Company is reviewing.

 Interest (Expense) Income Net - During the nine months ended September 30, 2004 and 2005, net interest (expense) income totaled $(13,340) and $1,345. The decrease of $14,685 resulted principally from a reduction of the Radio Metrix, Inc. debt, the SDR Metro, Inc. debt, as well as amortization of original issue discounts during the nine months ended September 30, 2003.

Debt Extinguishment Gain - During the nine months ended September 30, 2004 the Company reported a Debt Extinguishment Gain of $360,000 as an obligation with SDR Metro Inc. was negotiated from $600,000 to a settlement of $250,000.

 Net Loss - The Company’s net loss for these periods decreased from ($2,475,532) to ($1,364,876) as a result of the matters described above, including the disruption of operations.

 The nature of the business and the size of the Company have prevented the Company from being able to employ sufficient resources to enable it to have an adequate segregation of duties within its internal control system. This condition is considered a reportable condition and has been discussed with the audit committee. The Company will continue to monitor and assess the costs and benefits of additional staffing in the accounting area.

Note on Forward-Looking Statements

 Except for statements of historical fact, certain information contained herein constitutes “forward-looking statements,” including without limitation statements containing the words “believes,” “anticipates,” “intends,” “expects” and words of similar import, as well as all projections of future results. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results or achievements of Invisa, Inc. to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: risks involved in our implementing our business strategy; our ability to obtain financing on acceptable terms; competition; our ability to manage growth; risks of technological change; our dependence on key personnel; and our ability to protect our intellectual property rights; risks of new technology and new products; and government regulation.

Critical Accounting Estimates

Patents and Trademarks - The recorded cost of the patent is based on the fair value of consideration paid for it. The ultimate consideration was originally based on a valuation performed by a third party and approved by those Board Members with no affiliation with the seller. The patent costs are amortized over the remaining life of the patent at the date of its acquisition. The fair value of the patent is reviewed for recoverability whenever events or changes in circumstances indicate that its recorded value may not be recoverable. At December 31, 2003, the carrying amount of the patent was reduced by approximately $5,518,000 to reflect its fair value as determined by management. The patent impairment results principally from perceived shifts in market requiring us to rely more on our patents applied for and less on the original patent. No further impairment charges have been recorded.

Controls and Procedures

An evaluation was performed under the supervision and with the participation of the Company's management, including the President and Chief Financial Officer ("CFO”) of the effectiveness of the design and operation of the Company's disclosure controls and procedures within 90 days before the filing date of this quarterly report. Based on that evaluation, the Company's management, including the President and CFO, concluded that the Company's disclosure controls and procedures were effective. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect internal controls subject to their evaluation.

The nature of the business and the size of the Company have prevented the Company from being able to employ sufficient resources to enable it to have an adequate segregation of duties within its internal control system. This condition is considered a reportable condition and has been discussed with the audit committee. The Company will continue to monitor and assess the costs and benefits of additional staffing in the accounting area.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Pursuant to a merger, on February 26, 2002, we acquired Radio Metrix Inc., a Florida corporation. Radio Metrix Inc. was formed in 1992 by certain individuals who founded SmartGate, L.C. Radio Metrix Inc. became the exclusive worldwide licensee of the InvisaShield technology in 1992. It began research and development efforts following obtaining the exclusive worldwide license and in 1997, granted a sublicense limited to powered closure applications to SmartGate, L.C. The assets of Radio Metrix Inc. were acquired more than two years before its acquisition by Invisa, with the exception of a patent. The patent was purchased by Radio Metrix Inc. on January 8, 2002 pursuant to a Purchase Agreement dated October 9, 2000. The purchase price paid by Radio Metrix Inc. for the patent was $1,200,000 of which $50,000 was paid by Radio Metrix Inc. as a deposit against the purchase price. The Radio Metrix Inc. agreement to purchase the patent required a closing, with payment, by January 8, 2002, which was before the closing of the planned acquisition of Radio Metrix Inc. by Invisa. Accordingly, as part of its acquisition of Radio Metrix Inc., Invisa loaned approximately $550,000 to Radio Metrix Inc. to enable Radio Metrix Inc. to timely close its purchase of the patent by paying the remaining $550,000 due at closing. In acquiring Radio Metrix Inc., Invisa acquired ownership of the patent and the $550,000 loan to Radio Metrix Inc. became an intercompany debt. The purchase price paid by the Company for Radio Metrix Inc. is discussed later in this section. Reference is made to Note B to the financial statements for additional information regarding the Company’s $550,000 loan to Radio Metrix Inc.

Pursuant to this acquisition, Radio Metrix Inc. was merged into a subsidiary, which we incorporated specifically for this transaction. Because each of the Radio Metrix Inc. stockholders had pre-existing relationships with us, the transaction was approved by the Board Members having no affiliation, stock ownership or other relationship with Radio Metrix Inc. (the “Independent Committee of Directors’). The Independent Committee of Directors was represented by legal counsel. Additionally, it received advice as to the financial fairness of the transaction from a national firm experienced in financial valuation and consulting. The relationships of our officers, directors or substantial stockholders with Radio Metrix Inc. at the date of the acquisition were:

	Invisa, Inc.	Radio Metrix Inc.	% Ownership in Radio Metrix Inc.	% Ownership in Invisa, Inc.
Stephen A. Michael	Director, Chairman and Stockholder	Director, President, and Principal Stockholder	42.5%	22.82%
Elizabeth Duffey Irrevocable Trust(1)	Principal Stockholder	Principal Stockholder	21.3%	10.33%
Spencer Duffey Irrevocable Trust(1)	Principal Stockholder	Principal Stockholder	21.3%	10.33%
Samuel S. Duffey(1)	Stockholder of Invisa, Inc. and founder, manager and former member of SmartGate, L.C.	Officer and Director		1.90%
Robert T. Roth	Stockholder and former manager and member of SmartGate, L.C.	Director and Stockholder	10.0%	5.22%
William W. Dolan(2)	Stockholder and former member of SmartGate, L.C.	Officer and Stockholder	4.9%	3.02%

(1) These are family trusts created by Samuel S. Duffey for his adult children who are the beneficiaries.

(2) Mr. Dolan was the Trustee of the family trusts created for Mr. Duffey s adult children.

At the closing of Invisa’s purchase of Radio Metrix Inc., the patent was subject to a previous pledge as collateral for a twenty-four (24) month Promissory Note in the principal amount of $600,000, which was made by Radio Metrix Inc. when it purchased the patent. The party that sold the patent to Radio Metrix Inc. was not affiliated with either the Radio Metrix Inc. stockholders or Invisa. As a further result of the acquisition of Radio Metrix Inc., the Company eliminated its obligation to pay ongoing royalty fees in connection with its sale of powered closure safety products based upon the InvisaShield technology while expanding its access to all presence-sensing market categories outside of safety, including access to the security market and other markets (Technology Purchase from Radio Metrix Inc.).

The aggregate consideration paid for the purchase of Radio Metrix Inc. through December 2003 was: (i) 3,685,000 shares of restricted common stock; (ii) $1,300,000 (plus accrued and unpaid interest) payable by two promissory notes consisting of: (a) a $500,000 promissory note, payable at 10% interest per annum until August 25, 2003, at which time the interest rate becomes 15%. This promissory note is due in one installment on February 25, 2006; and (b) an $800,000 promissory note payable at 15% interest due monthly, and all principal due in one installment on February 25, 2004. Both promissory notes may be prepaid without penalty. Neither promissory note is collateralized; and (iii) a 7% royalty on all revenue earned from the sale of products based upon the Radio Metrix Inc. technology other than safety products which constituted the Company’s core business prior to the Merger. The royalty may be terminated by the Company for a one-time payment based upon appraisal. Additionally, Note B to the financial statements details obligations of Radio Metrix Inc., including approximately $175,000 in accrued compensation payable to stockholders of Radio Metrix Inc. that remained in place and was assumed by the Company at the acquisition of Radio Metrix Inc. As a result of an Amendment to the Radio Metrix Inc. Merger Agreement, no earn-out or other consideration will be paid by the Company except as described above.

In November 2003, the Company and two principal stockholders entered into new agreements to forgive and restructure certain notes receivable and notes payable, including those in connection with the Radio Metrix Inc. transaction.

Pursuant to an agreement made in 1992 between Radio Metrix Inc. and an individual who introduced Radio Metrix Inc. to the inventors of the InvisaShield technology, Radio Metrix Inc. was obligated to pay up to $200,000 contingent upon sales. Under the Agreement, the obligation terminates when Radio Metrix Inc. has paid an aggregate of $200,000. The obligation arose out of an introduction to the inventors of the Radio Metrix Inc. Technology and the anticipation of future assistance to be provided by the finder in connection with the commercialization of the technology. In 1999, as a result of the unavailability of the finder, and the lack of any ongoing support from the finder, Radio Metrix Inc. asserted breach of the Agreement and provided notice of termination. The termination has not been contested.

On February 9, 2000, we purchased SmartGate, L.C. principally from the same group of related parties that previously owned Radio Metrix Inc. As a result, on February 9, 2000, we issued 7,743,558 shares of Invisa common stock to the SmartGate, L.C. members which represented approximately 74% of our outstanding capital stock at that date. As a result of this transaction, we agreed to subsequently make loans to certain of the SmartGate, L.C. members should same be required to fund IRS recapture tax obligations imposed as a result of this transaction. As a result of this obligation, in October 2001, we loaned approximately $74,384 to Mr. Michael, and approximately $71,810 to Mr. Duffey, pursuant to unsecured five-year Promissory Notes.

The following officers or directors and principal stockholders entered into loan transactions associated with the purchase of common stock with SmartGate, L.C. before it was acquired by us and became a wholly owned subsidiary. As a result of these pre-acquisition transactions, we have the following notes receivable: Stephen A. Michael - $375,000, Samuel S. Duffey - $375,000 and Edmund C. King - $210,000. The notes with Messrs. Michael and Duffey were waived as part of the restructuring and severance agreements.

One of the Company’s principal stockholders is H.R. Williams (“Mr. Williams”) and his family limited partnership, the H.R. Williams Family Limited Partnership (“HRW Partnership”). The Company’s transactions with Mr. Williams or the HRW Partnership are summarized below:

1. In March 1999, Mr. Williams subscribed for 446,804 shares of the Company’s wholly owned subsidiary, SmartGate, L.C. As part of the subscription, Mr. Williams: (a) paid $59,523 in cash; (b) agreed to loan the Company $25,000 pursuant to a Promissory Note with interest at prime (“the $25,000 Note”); (c) agreed to sublease SmartGate, L.C. space to conduct its operations in a building leased by the HRW Partnership; and (d) agreed to guarantee a line of credit for SmartGate, L.C. at the Regions Bank in Bradenton, Florida in the amount of $150,000 (“Credit Facility”). As part of the Subscription Agreement, SmartGate, L.C. granted the HRW Partnership (see Security Ownership of Certain Beneficial Owners and Management) an option to purchase 446,804 shares at a purchase price of $1.07 per share. The Option will remain exercisable until the last to occur of: (i) 245 days following either the Company’s payoff of a Credit Facility guaranteed by H.R. Williams; (ii) the date Mr. Williams guarantee of the Credit Facility is released; or (iii) one year following the date when certain shares owned by Mr. Williams or HRW Partnership are free of transfer restrictions.

2. In May 2001, the Company issued 164,799 shares of its common stock to the HRW Partnership as its landlord. Pursuant to the Sublease Agreement entered into between SmartGate, L.C. and the HRW Partnership as landlord in March 1999, SmartGate, L.C. was granted the right to pay its rent to the HRW Partnership as landlord, either in cash or in stock, and if paid in stock, it would be paid at the rate of one share for each $0.50 of rent owed. For the period from the inception of the Lease in March 1999 through August 2000, the Company elected to pay the approximate 19 months of rent with stock resulting in this issuance of 164,799 shares to the HRW Partnership as landlord. This Agreement has terminated.

3. In March 2002, the Company repaid the $25,000 Note in full.

4. At December 31, 2003, the Company had a $150,000 bank line of credit (which was substantially all drawn upon) guaranteed by a stockholder, Mr. H.R. Williams. The line of credit requires the payment of interest monthly at prime plus 1% which was 5.75% at December 31, 2003. The line of credit was extended until August 2004, at which time the amount of $148,611 owing under the line of credit was paid.

In 2002, we issued a stock option entitling G.M. Capital Partners, Ltd., a consultant in international investor relations, to purchase 500,000 shares of the Company’s common stock at $3.50 per share, with certain registration rights attached, was issued in prepayment of the consulting fee for the year. The agreed value of the stock option and the consulting services was established at $120,000. The stock option is considered fully vested and will be exercisable until December 31, 2005. Provided that the shares which may be purchased upon the exercise of the stock option have not been covered by a previous Registration Statement, the holder may, commencing on January 1, 2004 demand that the Company file and exercise reasonable efforts to effect a Registration Statement covering 250,000 shares. Additionally, provided that all 500,000 shares which may be purchased under the stock option have not been covered by a previous Registration Statement, commencing on July 1, 2005 the holder may demand that the Company file and exercise reasonable efforts to effect a Registration Statement covering the remaining 250,000 shares which may be purchased upon the exercise of the stock option. Both Registration Statements shall be at the cost of the Company. In April 2003, the Company issued 500,000 shares of its authorized but unissued common stock to GM Capital Partners, Ltd. in recognition of its support in the Company’s past and current access to capital and matters related thereto.

In connection with the August, 2004 financing, we negotiated the cancellation of $776,132 in accrued compensation to certain directors, officers and former employees in exchange for 300,000 shares of common stock to be issued between June 1, 2005 and January 20, 2006.

Organization Within Last Five Years

Stephen A. Michael, Samuel S. Duffey and Robert T. Roth (recently deceased) may be considered founders or promoters of SmartGate, L.C. The consideration paid to these individuals is discussed herein. Bob Knight and G.M. Capital Partners, Ltd. may be considered founders or promoters of the Invisa, Inc. Discussion of the consideration received by them is discussed herein.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has traded in the over-the-counter market through Pink Sheet, LLC under the symbol INSA (previously SGTI) from July 26, 2000 until July 7, 2003. From July 7, 2003 to date, our common stock has traded on the NASD OTC BB which is the principal market for our common stock. The following table sets forth the range of high and low bids to purchase our common stock through December 30, 2005. Such prices represent quotations between dealers, without dealer markup, markdown, or commissions, and may not represent actual transactions.

QUARTER	HIGH BID	LOW BID
First Quarter 2001	$5.125	$1.01
Second Quarter 2001	4.50	1.125
Third Quarter 2001	6.75	3.75
Fourth Quarter 2001	7.25	4.00
First Quarter 2002	7.00	3.00
Second Quarter 2002	5.80	3.75
Third Quarter 2002	5.55	2.50
Fourth Quarter 2002	4.05	1.95
First Quarter 2003	4.05	3.05
Second Quarter 2003	4.00	1.70
Third Quarter 2003	2.80	1.00
Fourth Quarter 2003	4.05	1.55
First Quarter 2004	4.05	2.90
Second Quarter 2004	2.90	1.60
Third Quarter 2004	2.25	0.43
Fourth Quarter 2004	0.71	0.22
First Quarter 2005	0.57	0.21
Second Quarter 2005	0.24	0.03
Third Quarter 2005	0.35	0.14
Fourth Quarter 2005	0.26	0.09
January 31, 2006	0.16	0.16

On January 31, 2006, the closing bid and closing ask prices for shares of our common stock in the over-the-counter market, as reported by NASD OTC BB were $0.16 and $0.16 per share, respectively.

We believe that there are presently 21 market makers for our common stock. When stock is traded in the public market, characteristics of depth, liquidity and orderliness of the market may depend upon the existence of market makers as well as the presence of willing buyers and sellers. We do not know if these or other market makers will continue to make a market in our common stock. Further, the trading volume in our common stock has historically been both sporadic and light.

As of June 30, 2005, we had an aggregate of 386 stockholders of record as reported by our transfer agent, Liberty Transfer Co. Certain shares are held in the “street” names of securities broker dealers and we do not know the number of stockholders which may be represented by such securities broker dealer accounts.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation paid to our executive officers, directors and significant employees for the years stated.

Summary Compensation Table

Annual Compensation Long Term Compensation Awards

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and		Salary	Bonus	Compensation	Award(s)	Options	Payouts	Compensation
Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Herbert M. Lustig(1)	2005	67,961	-------	-------	-------	-------	-------	169,364
	2004	195,000	-------	-------	-------	-------	-------	-------
	2003	32,500	-------	-------	------	-------	-------	-------

Stephen A. Michael, (2) Director and Acting President	2005	------	-------	-------	-------	1,130,000	-------	-------
	2004	12,500	-------	-------	-------	-------	-------	-------
	2003	120,000	-------	43,050	8,400	-------	-------	-------
	2002	120,000	30,000	8,400	------	300,000	30,000	-------

William W. Dolan(3)	2004	14,077	-------	-------	-------	-------	-------	-------
	2003	120,000	-------	4,800	------	200,000	-------	-------
	2002	120,000	10,000	4,800	------	39,334	-------	3,200

Edmund C. King, Director,(4)	2005	------	-------	-------	-------	1,350,000	-------	7,500
CFO/Treasurer	2004	120,000	-------	-------	-------	-------	-------	-------
	2003	120,000	-------	-------	------	-------	-------	-------
	2002	120,000	-------	22,500	------	-------	-------	-------

(1) Mr. Lustig commenced employment in November 2003. Salary paid to him totaled $32,500 in 2003 and $195,000 in 2004. His employment was terminated in April 2005 and he received $237,325 compensation in 2005. The amount received by Mr. Lustig is currently being reviewed by the company.

(2) Mr. Michael earned a base salary of $12,500 for the month of January 2004 and earned a base salary of $120,000 during the year 2003, none of which was paid in cash; other annual compensation comprised of a car allowance was paid in cash. During 2002, Mr. Michael was paid the following compensation: (i) $80,000 of Mr. Michael’s $120,000 base salary was paid in cash and $40,000 was not paid and accrued; (ii) $16,000 of the bonus was paid in cash and $27,050 was not paid and accrued; (iii) other annual compensation consisted of a car allowance of which $5,600 was paid in cash and $2,800 was not paid and accrues; and (iv) all other compensation consisted of a cash payment of $25,000 in previously unpaid bonuses that had accrued during prior years, and a cash payment of $30,000 in previously unpaid back salary that had accrued during prior years. In late 2004, it was agreed that $243,608 of accrued compensation will be paid with 94,162 shares of unregistered Common Stock to be issued and delivered in 2005 or 2006 at the election of the Company. In 2005 Mr. Michael has not received a salary; he received options to acquire 1,130,000 share of the company’s common stock at market on date of grant.

(3) Mr. Dolan ceased being employed by the Company in December 2003 and earned a base salary of $120,000 during 2003, of which $30,000 was paid and the remainder accrued; other annual compensation comprised of a car allowance was paid in cash. During 2002, Mr. Dolan was paid the following compensation: (i) $80,000 of Mr. Dolan’s $120,000 base salary was paid in cash and $40,000 was not paid and accrues; (ii) the bonus of $10,000 was not paid and accrues; (iii) other annual compensation consisted of a car allowance of which $3,200 was paid in cash and $1,600 was unpaid and accrues; and (iv) all other annual compensation consisted of a cash payment of $3,200 in unpaid car allowance which had accrued from the prior year. In late 2004, it was agreed that $135,500 of accrued compensation will be paid with 52,375 shares of unregistered Common Stock to be issued and delivered in 2005 or 2006 at the election of the Company.

(4) Mr. King earned a base salary of $120,000 during 2003 and 2004, of which $30,000 was paid each year, respectively, in cash in the form of a consulting fee through Teasdale Corporation, which is controlled by Mr. King; and the remainder accrues. During 2002, Mr. King was paid the following compensation: (i) commencing in October 2002, Mr. King went on full-time salary at the annual base rate of $120,000, of which only $7,500 was paid in cash during the period of its commencement in October 2002 through December 2002, and $22,500 of the salary due during that three-month period was not paid and accrues. From January 2002 through December 2004, Mr. King’s compensation was not paid in salary, but was paid in the form of a monthly consulting fee at $2,500 per month as further described in (ii) next: (ii) this represents the compensation that Mr. King was paid in cash in the form of a monthly consulting fee at $2,500 per month as described in (i) above for the months of January 2002 through December 2004. An additional $30,000 was paid to Mr. King in 2004. This compensation was paid to Mr. King through Teasdale Corporation, which is controlled by Mr. King and which provided consulting services to the Company. In late 2004, it was agreed that $182,500 of accrued compensation will be paid with 70,542 shares of unregistered Common Stock to be issued and delivered in 2005 or 2006 at the election of the Company. In 2005 Mr. King has not received a salary; however, he received options to acquire 1,350,000 shares of the Company’s Common Stock at market on date of grant. In 2005 Mr. King was paid in cash in the form of a monthly consulting fee at $2,500 per month for the months of January 2005 through March 2005, for a total of $7,500.

Dividend Policy

The payment by us of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception, and have no present intention of paying any cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans as of the End of 2004

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Plan category	(a)		(b)	(c)

Equity compensation plans	1,624,334	(1)	3.35	6,305,000
approved by security holders
Equity compensation plans	3,886,678	(2)	1.26	-0-
not approved by security holders
Total	5,511,013		1.88	6,305,000

(1) This total includes shares to be issued upon exercise of outstanding options under four equity compensation plans that have been approved by the Company’s stockholders (i.e. - the 2000 Plan and the 2002 Plan, the 2003 Plan and the 2003-A Plan). On May 11, 2004, the Company’s stockholders approved an increase in the shares that are issuable under the 2003-A Plan to 3,500,000 shares and the granting of options to acquire 1,610,000 additional shares of common stock at $2.00 per share. Additional stock options activity is described below in the summaries of stock compensation plans.

(2) This total includes shares to be issued under individual compensation arrangements not submitted for approval by the Company’s stockholders. These arrangements have been approved by the Company’s Board of Directors, and are described below under “Individual Compensation Arrangements.”

Stock Compensation Plan - 2000

Pursuant to the Company’s 2000 Plan, the below named directors, officers, and significant employees were among the persons (or entities) who received stock options for providing services to the Company. Pursuant to the 2000 Plan and the Option Agreements, the exercise price is the average market price of our stock during the ten-day period prior to the Option grant. All of the below-described options with the exception of the options issued to Duffey & Dolan, P.A. and John E. Scates are exercisable for a period of seven years from the date of grant; provided however, the shares which may be purchased are subject to vesting as follows: one-third of the shares vests on the grant date; another one-third of the shares vest one year from the grant date; and the final one-third of the shares vests two years from the grant date, provided the consultant or employee remains an officer, director, consultant or employee of the Company on the vesting dates. The options granted to Duffey & Dolan, P.A. and John E. Scates vests as follows: one-third of the shares vest on the first anniversary of the grant date; another one-third of the shares vests on the second anniversary of the grant date; and the final one-third of the shares vests on the third anniversary of the grant date, provided the holder remains an officer, director, consultant or employee of the Company on the vesting dates.

On July 26, 2000, options were granted at an exercise price of $3.00 per share as follows:

Stephen A. Michael	300,000 Shares
Duffey & Dolan, P.A.	300,000 Shares
Edmund C. King	200,000 Shares, all of which were returned to the Company in 2004
Robert Knight	150,000 Shares, all of which were returned to the Company in 2004

On December 20, 2000, an Option under the 2000 Plan to purchase 20,000 shares was granted to William W. Dolan at an exercise price of $4.96 per share.

On May 17, 2001, an Option under the 2000 Plan to purchase 10,000 shares was granted to John E. Scates at an exercise price of $4.27 per share, all of which were returned to the Company in 2004.

On August 6, 2001, an Option under the 2000 Plan to purchase 100,000 shares was granted to Carl Parks at an exercise price of $5.32 per share, all of which were returned to the Company in 2004.

In June 2005 options under the 2000 Plan were granted to Directors and an employee to purchase 550,000 shares of Common Stock at an exercise price of $0.085 per share (the then market price) as follows:

Name	Options

Edmund C. King	50,000
Gregory J. Newell	250,000
John E. Skates	250,000
550,000

The total number of shares that may be purchased pursuant to options granted under the 2000 Plan, including those set forth above, is 1,199,998 shares (this does not include10,000 additional shares which may be issued to a consultant if certain performance conditions are met), of which all are vested.

Stock Compensation Plan - 2002

On January 22, 2002, pursuant to the Company’s 2002 Plan, the below named directors, officers and significant employees were among the persons who received stock options for providing services to the Company. Pursuant to the 2002 Plan and the Option Agreements, the exercise price was the fair market value of the Company’s common stock on the date of grant. The 2002 Plan provided for both qualified and non-qualified options. All of the options that were issued on January 22, 2002 are exercisable for a period of five years from the date of grant; provided however, the shares which may be purchased are subject to vesting as follows: one-third of the shares vest on the first anniversary of the grant date; another one-third of the shares vests on the second anniversary of the grant date; and the final one-third of the shares vests on the third anniversary of the grant date.

The options granted on January 22, 2002 were at exercise prices of $3.85 and $3.50 per share as follows:

Stephen A. Michael	300,000 shares	$ 3.85
Samuel S. Duffey	300,000 shares	$ 3.85
Edmund C. King	125,000 shares, all of which were returned to the Company in 2004	$ 3.50
Robert Knight	75,000 shares, all of which were returned to the Company in 2004	$ 3.50
William W. Dolan	100,000 shares, of which 60,666 were cancelled in 2003	$ 3.85

On June 13, 2002, an Option under the 2002 Plan to purchase 100,000 shares was granted to Gregory J. Newell at an exercise price of $5.10 per share. This Option has a term of seven years, and beginning September 30, 2002, vests quarterly over a period of 20 quarters with 5,000 shares vesting at the end of each quarter, and, in the event Mr. Newell terminates his service to the Company after June 13, 2005 for the primary purpose of returning to full-time government service, the balance of the option will continue to vest as provided in the Option Agreement. The 100,000 options were returned to the Company in 2004.

On June 27, 2002, Mr. Scates was granted an option under the 2002 Plan to purchase 20,000 shares at $5.15 per share. This Option has a term of seven years, and beginning September 30, 2002, vests quarterly over a period of eight quarters with 2,500 shares vesting at the end of each quarter. All of these options were returned to the Company in 2004.

In June 2005 options under the 2002 Plan were granted to employees to purchase 790,834 shares of Common Stock at an exercise price of $0.085 as follows:

Name	Options

Stephen A. Michael	50,000
Edmund C. King	540,834
790,834

In August 2005 options under the 2002 Plan were granted to a consultant to purchase 4,166 shares of Common Stock at an exercise price of $0.085

Stock Compensation Plan - 2003

The Company’s Board of Directors adopted a 2003 Incentive Plan (“2003 Plan”) on January 2, 2003 and which was approved by the Company’s shareholders on January 3, 2003. Under the 2003 Plan, the Company has reserved 1,500,000 shares of its common stock for awarding to eligible current and prospective employees, consultants and directors. The 2003 Plan provides for both qualified and non-qualified options. It is anticipated that options which may be granted under the 2003 Plan will be subject to vesting schedules. The exercise price of options granted under the 2003 Plan will be the fair market value of the Company’s common stock on the date of grant. The 2003 Plan shall continue until the earlier of: (i) its termination by the Company’s Board of Directors; or (ii) the date on which all shares of common stock available for issuance under the 2003 Plan have been issued and all restrictions on such shares under the terms of the 2003 Plan and the option agreements have lapsed; or (iii) ten years from the 2003 Plan s adoption date.

On May 13, 2003, Mr. Movizzo was granted an option under the 2003 Plan to purchase 80,000 shares of the Company’s common stock at $3.00 per share. The option has a term of seven years, and beginning June 30, 2003, vests in equal quarterly installments of 5,000 shares each over 16 quarters. On November 6, 2003, Mr. Lustig was granted an option under the Plan to purchase 1,400,000 shares of the Company’s common stock at $3.41 per share, which vests 233,340 shares on June 30, 2004 and 116,666 shares on September 30, 2004 and on each quarter thereafter. This option has a term of ten years and is not forfeitable during this term. The terms of Mr. Lustig’s options were negotiated as part of his employment contract. During 2004 all of the options were returned to the Company, except for 10,000 options belonging to Mr. Movizzo.

In June 2005 options under the 2003 Plan were granted to employees to purchase 596,660 shares of Common Stock at an exercise price of $ 0.085 per share (the then market price) as follows:

Name	Options

Edmund C. King	59,166
Others	537,500
596,666

In August 2005 options under the 2003 Plan were granted to a consultant to purchase 275,834 shares of Common Stock at an exercise price of $0.085 per share (the then market price).

Stock Compensation Plan - 2003 - A

In May 2004, the Company’s shareholders approved the adoption of its 2003-A Employee, Director, Consultant and Advisor Stock Compensation Plan. The Company has reserved 3,500,000 shares of its Common Stock to issue to eligible employees of the Company. The Plan also retained all provisions of the 2002 Plan. A total of 2,610,000 options were granted under the Plan at prices ranging from $2.00 to $3.35 per share. The options have a term of ten years and vested fully at January 1, 2004. On May 1, 2004 employees were granted options under the Plan to purchase 1,610,000 shares of the Company’s Common Stock at $2.00 per share. The options have a term of ten years and vest fully at May 1, 2014. A total of 2,270,000 options as indicated below were returned to the Company in November and December 2004.

	Grant Date
	Oct. 15, 2003	May 1, 2004	Returned in 2004
Edmund C. King, Director	200,000	175,000	375,000
Robert Knight, Director	100,000	100,000	200,000
Herbert M. Lustig, Director	-----	700,000	700,000
Joseph F. Movizzo, Director	75,000	100,000	75,000
Gregory J. Newell, Director	75,000	100,000	175,000
John E. Scates, Director	75,000	100,000	175,000
Others	475,000	335,000	570,000
Total	1,000,000	1,610,000	2,270,000

In June and August 2005 options under the 2003 A Plan were granted to employees to purchase 3,160,000 shares of Common Stock at an exercise price of $0.085 and $0.16 per share (the market price at the then respective dates) as follows:

	Options
Name	June 15, 2005	August 25, 2005

Stephen A. Michael	400,000	480,000
Edmund C. King	400,000	300,000
Others	930,000	650,000
	1,730,000	1,430,000

Compensation of Directors

The Company is currently establishing a formal plan for compensating its Board of Directors. Currently, directors are reimbursed for actual expenses incurred in connection with performing duties as directors and do not receive compensation for attendance at meetings. From time to time, directors are granted options under the Company’s various stock option plans, as reflected above in Item 10.

Employment Contracts and Termination of Employment and Change in Control Arrangements

HERBERT M. LUSTIG - Mr. Lustig’s Employment Agreement provided for an annual base salary of $195,000 and, within 90 days of executing the Agreement a $15,000 lump sum moving allowance. The Agreement also provided for four (4) weeks of paid vacation and entitlement to participate in any group plans or programs maintained by the Company, such as health insurance, etc. The term of the contract was 38 months, ending January 5, 2007. In the event of early termination of the Agreement by the Company or at Mr. Lustig’s option in the event of a Change in Control, Mr. Lustig would receive a severance consisting of base salary, bonuses and benefits that otherwise would have been due him during the 12 month period following the date of such termination, paid in a lump sum. As part of the Employment Agreement, Mr. Lustig has entered into a Covenant Not to Compete and Confidentiality Agreement that are attached to the Employment Agreement. Mr. Lustig’s employment was terminated in April 2005 and settlement amounts are currently under review by the Company.

FINANCIAL STATEMENTS

See Financial Statements beginning on Page F-1.

LEGAL MATTERS

Ellenoff, Grossman & Schole LLP, New York, is passing on the validity of our common stock.

EXPERTS

The financial statements for the year ended December 31, 2004 included in the Prospectus have been included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note C of the 2004 financial statements) of Aidman Piser & Company, P.A., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.  The financial statements for the year ended December 31, 2003 included in the Prospectus have been included in reliance on the report of Grant Thornton LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact Stephen Michael, at our address as set forth above. Additionally, please note that we file our SEC reports electronically. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our Internet address is http://www.invisa.com. Our Website and the information contained therein or connected thereto are not incorporated into this prospectus.

We have filed with the Commission a registration statement (which contains this prospectus) on Form SB-2 under the Securities Act relating to the common stock being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Invisa, Inc.

We have audited the accompanying consolidated balance sheet of Invisa, Inc. (the “Company”) as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Invisa, Inc. as of December 31, 2004 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company incurred significant losses and used cash in operating activities during the years ended December 31, 2004 and 2003 and expects that additional capital will be required in order to continue operations in 2005. These factors, among others, as discussed in Note C to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

January 26, 2005

i

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders Invisa, Inc.

We have audited the consolidated balance sheet of Invisa, Inc. (a development stage enterprise) as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by   management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Invisa, Inc. as of December 31, 2003 and the consolidated results of operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C, the Company incurred a net loss during the year ended December 31, 2003 of $11,738,105 and for the period February 12, 1997 (date of inception) through December 31, 2003 of $20,701,920. These factors, among others as discussed in Note C to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management’ s plans in regard to these matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

Tampa, Florida

April 9, 2004

ii

Invisa, Inc.
(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2004	September 30, 2005
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$260,536	$590,588	$337,698
Accounts receivable	26,906	57,506	27,287
Inventories	232,537	48,167	39,536
Prepaid expenses and other	26,846	19,731	103,403
Total current assets	546,825	715,992	507,924

Note receivable - related party	555	-----	-----
Furniture, fixtures and equipment, net	89,480	62,331	57,190
Patent, net	6,700,000	5,911,764	5,320,588
Other assets	-----	64,000	-----

Total Assets	$7,336,860	$6,754,087	$5,885,702

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$259,664	$90,215	$61,395
Accrued expenses	128,032	78,962	133,773
Line of credit	149,402	-----	-----
Current portion of notes payable	700,000	-----	-----
Current portion of notes payable to related party	80,535	-----	67,000
Due to related party	64,960	-----	-----
Due to shareholders and officers	1,125,561	327,000	327,000
Total current liabilities	2,508,154	496,177	589,168

Notes payable to related parties	50,334	-----	-----

Deferred revenue	300,000	300,000	75,000

Commitments and contingencies (Note N)	-----	-----	-----

Stockholders’ equity
Series A Convertible Preferred Stock, 5,000,000 shares	-----	1,277,000	1,777,000
authorized ($.001 par value) 14,500 and 19,500 shares
issued and outstanding at December 31, 2004 and
September 30, 2005, respectively
Common Stock: 95,000,000 shares authorized ($.001 par	18,768	21,636	23,732
value), 18,767,582, 21,635,832, and 23,732,602 shares
issued and outstanding, respectively
Additional paid-in capital	25,452,928	29,978,558	30,616,212
Stock subscriptions receivable	(291,404)	(253,904)	(265,154)
Deficit accumulated during the development stage	(20,701,920)	(25,065,380)	(26,930,256)

Total stockholders’ equity	4,478,372	5,957,910	5,221,534

Total liabilities and stockholders’ equity	$7,336,860	$6,754,087	$5,885,702

The accompanying notes are an integral part of these consolidated statements

Invisa, Inc.
(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

					February 12, 1997
					(Date of Inception)
	Year Ended			Nine Months Ended	Through
	December 31,	December 31,	September 30,	September 30,	September 30,
	2003	2004	2004	2005	2005
			(Unaudited)	(Unaudited)	(Unaudited
Net sales	$212,679	$197,484	$107,219	$400,719	$1,358,785
Cost of goods sold	128,971	102,162	65,377	94,719	668,583
Gross Profit	83,708	95,322	41,842	306,000	690,202

Research and development costs	558,277	510,133	449,121	161,969	3,496,522
Selling, general and administrative expenses	5,179,864	3,027,369	2,441,593	1,510,253	16,347,464
Impairment of patent	5,517,808	-----	-----	-----	5,517,808

Loss from operations	(11,172,241)	(3,442,180)	(2,848,872)	(1,366,222)	(24,671,592)
Other income (expense):
Interest (expense) income (net)	(565,864)	15,360	13,340	1,346	(822,024)
Debt extinguishment gain	-----	360,000	360,000	-----	360,000
	(565,864)	375,360	373,340	1,346	(462,024)

Loss before income tax	(11,738,105)	(3,066,820)	(2,475,532)	(1,364,876)	(25,133,616)
Income tax	-----	-----	-----	-----	-----
Net loss	(11,738,105)	(3,066,820)	(2,475,532)	(1,364,876)	(25,133,616)

Non-cash constructive dividend related to
Beneficial conversion features of
Convertible Preferred Stock	-----	(1,296,640)	(1,296,640)	(500,000)	(1,796,640)

Net loss applicable to Common Stockholders	$(11,738,105)	$(4,363,460)	$(3,772,172)	$(1,864,876)	$(26,930,256)

Net loss per share applicable to Common Stockholders
Basic and diluted	$(0.73)	$(0.22)	$(0.19)	$(0.08)

Weighted average Common Stock shares Outstanding
Basic and diluted	16,173,841	19,899,052	19,482,736	22,405,787

The accompanying notes are an integral part of these consolidated statements.

Invisa, Inc.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
									Deficit
									Accumulated
	Convertible						Additional	Stock	During the
	Preferred Stock			Common Stock			Paid-In	Subscriptions	Development
	Shares	Amount		Shares	Amount		Capital	Receivable	Stage	Total
FEBRUARY 12, 1997 (INCEPTION)	-----	$	-----	-----	$	-----	$ -----	$ -----		$	-----
Summary of transactions from February 12, 1997
through December 31, 2001:
Issuance of Common Stock to founders	-----		-----	6,105,128		5,980	(5,980)	-----	-----		-----
Issuance of Common Stock for cash	-----		-----	3,257,347		3,257	7,020,085	-----	-----		7,023,342
Exercise of stock options	-----		-----	924,214		924	984,076	(985,000)	-----		-----
Common Stock issuable for rent	-----		-----	164,799		290	88,084	-----	-----		88,374
Issuance of Common Stock for services	-----		-----	95,000		95	332,450	-----	-----		332,545
Issuance of Common Stock options for services	-----		-----	-----		-----	516,593	-----	-----		516,593
Original issue discount	-----		-----	-----		-----	144,000	-----	-----		144,000
Issuance of Common Stock related to reorganization	-----		-----	2,009,000		2,009	227,991	-----	-----		230,000
Interest accrued on notes related to stock subscriptions
Receivable	-----		-----	-----		-----	177,300	(177,300)	-----		-----
Issuance of Common Stock related to Radio Metrix	-----		-----	435,000		435	1,522,065	-----	-----		1,522,500
Net loss	-----		-----	-----		-----	-----	-----	(8,963,815)		(8,963,815)
BALANCE AT DECEMBER 31, 2002	-----		-----	12,990,488		12,990	11,006,664	(1,162,300)	(8,963,815)		893,539
Issuance of Common Stock for cash	-----		-----	1,000,003		1,000	2,011,619	-----	-----		2,012,619
Offering costs	-----		-----	500,000		500	637,436	-----	-----		637,936
Conversion of notes payable	-----		-----	635,022		635	449,365	-----	-----		450,000
Original issue discount on notes payable	-----		-----	-----		-----	201,519	-----	-----		201,519
Issuance of Common Stock for services	-----		-----	392,069		393	802,949	-----	-----		803,342
Issuance of Common Stock related to Radio Metrix merger	-----		-----	3,250,000		3,250	9,746,750	-----	-----		9,750,000
Interest accrued on notes related to stock subscriptions receivable	-----		-----	-----		-----	52,536	(52,536)	-----		-----
Settlement of accounts in connection with severance agreements	-----		-----	-----		-----	544,090	923,432	-----		1,467,522
Net loss	-----		-----	-----		-----	-----	-----	(11,738,105)		(11,738,105)
BALANCE AT DECEMBER 31, 2003	-----		-----	18,767,582		18,768	25,452,928	(291,404)	(20,701,920)		4,478,372

Invisa, Inc.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY - Continued

							Deficit
							Accumulated
	Convertible				Additional	Stock	During the
	Preferred Stock		Common Stock		Paid-In	Subscriptions	Development
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	Total
Exercise of Stock Warrants	-----	-----	602,000	602	1,138,143	-----	-----	1,138,745
Exercise of Stock Options	-----	-----	103,750	103	332,084	-----	-----	332,187
Issuance of Convertible Preferred Stock and detachable Warrants for cash, net of costs paid in the form of common stock	22,000	640,360	162,500	163	1,296,477	-----	-----	1,937,000
Non-cash constructive dividend related to beneficial conversion features of Convertible Preferred Stock	-----	1,296,640	-----	-----	-----	-----	(1,296,640)	-----
Conversion of Convertible Preferred Stock into Common Stock	(7,500)	(660,000)	1,500,000	1,500	658,500	-----	-----	-----
Issuance of Common Stock for services	-----	-----	119,075	119	118,956	-----	-----	119,075
Issuance of Common Stock for settlement of cash advances	-----	-----	80,925	81	80,844	-----	-----	80,925
Issuable Common Stock for settlement of related party accrued compensation	-----	-----	300,000	300	194,700	-----	-----	195,000
Gain on related party accrued compensation extinguishment	-----	-----	-----	-----	581,132	-----	-----	581,132
Issuance of Common Stock options for services	-----	-----	-----	-----	34,394	-----	-----	34,394
Issuance of Common Stock Warrants for settlement of royalty contract	-----	-----	-----	-----	91,400	-----	-----	91,400
Interest accrued on notes related to stock subscriptions receivable	-----	-----	-----	-----	19,000	(19,000)	-----	-----
Collections of stock subscriptions receivable	-----	-----	-----	-----	-----	36,500	-----	36,500
Adjustment of stock subscriptions receivable	-----	-----	-----	-----	(20,000)	20,000	-----	-----
Net loss	-----	-----	-----	-----	-----	-----	(3,066,820)	(3,066,820)
BALANCE AT DECEMBER 31, 2004	14,500	$1,277,000	21,635,832	$21,636	$29,978,558	$(253,904)	$(25,065,380)	$5,957,910

The accompanying notes are an integral part of this consolidated statement.

Invisa, Inc.
(A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY - Continued

							Deficit
							Accumulated
	Convertible				Additional	Stock	During the
	Preferred Stock		Common Stock		Paid-In	Subscriptions	Development
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	Total
Issuance of Convertible Preferred Stock
(proceeds allocated to attached warrants and
Beneficial conversion feature)	5,000	-----	-----	-----	415,500	-----	-----	415,500
Preferred stock accretions - constructive
dividend	-----	500,000	-----	-----	-----	-----	(500,000)	-----
Issuance of Common
Stock for cash	-----	-----	999,996	999	74,001	-----	-----	73,000
Issuance of Common Stock
Services	-----	-----	1,096,774	1,097	103,903	-----	-----	105,000
Issuance of Stock Options for services	-----	-----	-----	-----	33,000	-----	-----	33,000
Interest accrued on notes related to stock
subscriptions receivable	-----	-----	-----	-----	11,250	(11,250)	-----	-----
Net Loss	-----	-----	-----	-----	-----	-----	(1,364,876)	(1,364,876)
Balance at September 30, 2005 (Unaudited)	19,500	$1,777,000	23,732,602	$23,732	$30,616,212	$(265,154)	$(26,930,256)	$5,221,534

Invisa, Inc.
(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31		Nine Months Ended September 30		February 12, 1997 (Date of Inception)
					Through September 30
	2003	2004	2004	2005	2005
			(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(11,738,105)	$(3,066,820)	$(2,475,532)	$(1,364,876)	$(25,133,616)
Adjustments to reconcile net loss
to net cash used in operating
activities: Patent impairment	5,517,808	-----	-----	-----	5,517,808
Depreciation and amortization	1,498,925	861,806	624,835	596,317	3,394,406
Common Stock and options issued
for services	1,441,278	244,869	455,834	138,000	2,761,140
Debt Extinguishment Gain	-----	(360,000)	(360,000)	-----	(360,000)
Changes in operating assets
and liabilities:
Accounts receivable	60,023	(30,045)	14,644	30,219	(173,881)
Inventories	64,071	184,370	182,107	8,631	(39,536)
Prepaid expenses & other assets	47,352	(56,885)	(23,126)	(19,672)	(103,403)
Other	-----	-----	(39,000)	-----	-----
Accounts payable, trade	(34,418)	(169,449)	(188,116)	(28,820)	61,394
Accrued expenses	42,943	(49,070)	(71,587)	54,811	83,763
Deferred revenue	-----	-----	-----	(225,000)	75,000

Due to shareholders and officers	881,600	(6,464)	(219,929)	-----	1,453,983
Net cash used in operating activities	(2,218,523)	(2,447,688)	(2,099,870)	(810,390)	(12,462,942)

Patent acquisition	-----	-----	-----	-----	(550,000)
Transaction costs in connection with	-----	-----	-----	-----	(121,475)
RMI business combination
Purchases of furniture, fixtures	(7,970)	(46,421)	(6,278)	-----	(233,499)
and equipment
Net cash used in investing activities	(7,970)	(46,421)	(6,278)	-----	(904,974)

Cash flows from financing activities:
Net change in line of credit	26,000	(149,402)	(149,402)	-----	70
Proceeds from notes payable,
related party p	-----	-----	-----	67,000	67,000
Proceeds from (payment of)	350,000	-----	-----	-----	-----
notes payable, and redeemable
Common Stock
Payment of notes payable	-----	(470,869)	(470,869)	-----	(470,869)
Collection of stock subscriptions	-----	36,500	-----	-----	36,500
Proceeds from Convertible
Preferred Stock, net	-----	1,937,000	1,937,000	415,500	2,352,500
Proceeds from notes payable and
redeemable Common Stock	-----	-----	-----	-----	908,000
Proceeds from sale of Common Stock, net	2,012,619	1,470,932	1,470,932	75,000	10,582,413
Cash received with combination transaction	-----	-----	-----	-----	230,000
Net cash provided by financing activities	2,388,619	2,824,161	2,787,661	557,500	13,705,614

Net increase (decrease in cash)	162,126	330,052	681,513	(252,890)	337,698
Cash at beginning of period	98,410	260,536	260,536	590,588	-----
Cash at end of period	$260,536	$590,588	$942,049	$337,698	$337,698

Invisa, Inc.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued

	Years Ended December 31				Nine Months Ended September 30				February 12, 1997 (Date of Inception)
									Through September 30
	2003		2004		2004		2005		2005
					(Unaudited)		(Unaudited)		(Unaudited)
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
Cash paid during the period for interest		$55,686		$8,875		$20,875	$	-----	$241,162

Notes payable incurred during the period
in connection with merger transactions	$	-----	$	-----	$	-----	$	-----	$1,300,000

Notes payable canceled in connection
with merger transaction	$	-----	$	-----	$	-----	$	-----	$337,489

Non-cash financing activity:

The Company issued Common Stock for
future services with a value of $85,000,
which is included in prepaid expenses
and other current assets.

Common Stock issued for services
classified as prepaid expenses or
reduction of accounts payable	$	-----	$	-----	$	-----	$	-----	$ -----

Common stock options issued representing
Common Stock Offering costs	$	-----	$	-----		$319,665	$	-----	$1,819,665

Common stock issued in connection with
merger transaction (3,685,000 shares)		$9,750,000	$	-----	$	-----	$	-----	$11,272,500

Due to employees assumed in connection
with merger transaction	$	-----	$	-----	$	-----	$	-----	$175,000

Accrued expenses assumed in connection
with merger transaction	$	-----	$	-----	$	-----	$	-----	$50,000

Common Stock issued representing stock
offering commitment (200,000 shares)		$554,000	$	-----	$	-----	$	-----	$ -----

Gain on liquidation of related party accrued
compensation in exchange for issuance
of Common Stock	$	-----	$	-----		$581,132	$	-----	$581,132

The accompanying notes are an integral part of these consolidated statements.

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS

Invisa, Inc., formerly known as “SmartGate, Inc.”, (the “Company” or “Invisa”) is a development stage enterprise that incorporates safety system technology and products into automated closure devices, such as parking gates, sliding gates, overhead garage doors and commercial overhead doors. Invisa has also demonstrated production-ready prototypes of security products for the museum and other markets. The Company has not fully implemented its sales and marketing plan and has, therefore, not emerged from the development stage. The Company, however, is currently manufacturing and selling powered closure safety devices for certain gates. The Company acquired a license to use the core technology used in the powered closure safety device in 1992.

NOTE B - BUSINESS COMBINATIONS

On February 9, 2000, we purchased SmartGate, L.C. (“SmartGate”). The total purchase price for SmartGate was the issuance of 7,743,558 shares of Invisa, Inc. Common Stock to the SmartGate members, which represented approximately 74% of our outstanding Common Stock at that date. SmartGate was the acquirer for accounting purposes and, as such, our operations reflect the operations of SmartGate since its inception.

On February 26, 2002, we acquired RMI (the “Merger”), principally from affiliated parties. We paid the following purchase price for RMI: (i) 3,685,000 shares of restricted Common Stock; (ii) $1,300,000 payable by two promissory notes; (iii) a 7% royalty on all revenue earned from the sale of products based upon the RMI technology other than safety products which constituted the Company’s core business prior to the Merger; and (iv) certain future contingent consideration. In April 2003, the RMI Purchase Agreement was amended whereby the Company agreed to issue 3,250,000 shares of its Common Stock for full satisfaction of the future contingent consideration. In November 2003, the Purchase Agreement was further amended whereby the $1,300,000 notes payable were forgiven. In August 2004, we negotiated the cancellation of the 7% royalty agreement in exchange for 400,000 warrants to purchase Common Stock. As a part of this latter amendment, certain compensation owed to affiliated parties was forgiven.

In December 2004, both of these wholly-owned subsidiaries (SmartGate, L.C. and RMI) were merged into Invisa.

NOTE C - OPERATING MATTERS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the nine months ended September 30, 2005 and since the date of inception, the Company has had a net loss of $1,364,876 and $25,133,616, respectively. As of September 30, 2005, the Company has not emerged from the development stage, and has negative working capital of $81,244.. Since inception, the Company has financed its operations principally from the sale of equity securities, as the Company has not generated significant revenues from the sales of its products. Continuation of the Company as a going concern is dependent upon additional external funding and, ultimately, a substantial increase in sales volume and achievement of profitable operations. The Company intends on financing its future development activities and its working capital needs largely from the sale of equity securities with some additional funding from other traditional financing sources, including term notes and proceeds from licensing agreements until such time that funds provided by operations are sufficient to fund working capital requirements. In addition, the Company is in licensing fee discussions with potential distributors of the Company’s future security products. While management believes that such financing and licensing sources will be available to the Company, there can be no assurance in that regard. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements as of December 31, 2003, 2004, and September 30, 2005 include the accounts of Invisa and its wholly owned subsidiaries, SmartGate, L.C. and RMI. All intercompany balances and transactions have been eliminated. Both of the subsidiaries were merged into Invisa in December 2004 (see Note B).

Use of Estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and cash equivalents at a major commercial bank. Such amounts are in excess of the maximum federally insured amounts.

Accounts Receivable, Major Customer Information and Export Sales

Accounts receivable are due primarily from companies in the gate manufacturing industry located throughout the United States and the United Kingdom. Credit is extended based on an evaluation of the customers’ financial condition and, generally, collateral is not required. Account balances are evaluated for collectability based on the condition of the customers’ credit including repayment history and trends and relative economic and business conditions. Bad debts have not been significant. For the year ended December 31, 2003, a customer located in the United Kingdom accounted for 16% of total Company sales, which represented substantially all of the Company’s export sales. For the year ended December 31, 2004, two domestic customers accounted for 19% and 11% of Company sales (no export sales in 2004). For the nine months ended September 30, 2005, one customer accounted for 20% of sales.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using a method with approximates the first-in, first-out method.

Furniture, Fixtures and Equipment

Furniture, fixtures, and equipment are depreciated on a straight-line basis over their estimated useful lives, principally five years. Leasehold improvements are amortized over the term of the lease or the estimated useful lives, whichever is shorter. Accumulated depreciation and amortization was $97,597 and $67,878 at December 31, 2003 and 2004, respectively. Depreciation expense was $40,137 and $73,570 for 2003 and 2004, respectively. $5,141 for the nine months ended September 30, 2005 and $33,659 for the nine months ended September 30, 2004. Accelerated methods are used for tax depreciation.

Invisa, Inc.
(A Development Stage enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Patent

The patent for the Company’s underlying technology is amortized on a straight-line method over 10 years, which represents the remaining and expected useful life of the patent. The Company performs an impairment analysis with regard to the carrying value of its patent whenever there is a change in circumstance that might affect recoverability. At December 31, 2003, the Company recorded an impairment charge of approximately $5,518,000 that is included in the consolidated statement of operations.

Revenue

Sales under fixed price arrangements are recognized as revenue upon shipment of product (when title transfers to the purchaser) and collectability is assured.

Licensing agreement:

In July 2002 Invisa entered into an Original and Independent Distribution License Agreement with Rytec Corporation (the Agreement). Under the Agreement, Rytec became the exclusive licensee in North, Central and South America for certain high speed industrial doors for a period of five years. Under the Agreement, Rytec paid the Company $300,000 cash representing an advance of the first 3000 units purchased by Rytec. No items have been shipped under the Agreement and development efforts to achieve the necessary product reliability have continued.

In February 2005, because of the extended development efforts, the Agreement was revised to reflect the additional development efforts being expended by Invisa. Under this revision, the $300,000 is to be applied in equal quarterly amounts of $75,000 each over the calendar year 2005. The application schedule is to recognize and compensate for engineering expenditures and efforts by Invisa during the year 2005.. The price reductions reflected in the Agreement are discontinued and Rytec now has a “Most Forward Nation” customer status, which means that Rytec pricing will be no lower than for products purchased by others under similar terms and conditions.

Our policy to account for the $300,000 advance under the Agreement was to defer any recognition in income until such time as shipments of units were made to Rytec and then recognize $100 per unit shipped. With the revision of the Agreement, the $300,000 advance became directed towards development efforts in 2005. We therefore adopted the policy of recognizing the advance over that period as specified in the revised Agreement.

Shipping costs

Shipping and handling costs are included in cost of sales in the accompanying statements of operations.

Research and Development Costs

Research and development costs consist of direct and indirect costs that are associated with the development of the Company’s technology. These costs are expensed as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. During the years ended December 31, 2003 and 2004, advertising expense was $62,901 and $0 (none in the nine months ended September 30, 2005), respectively.

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warranty Costs

The Company warrants its products for ninety days. Estimated warranty costs are recognized in the period product is shipped. However, there have been no significant warranty costs incurred through September 30, 2005, nor are any significant amounts expected to occur subsequently. Accordingly, no warranty liability has been recognized for any period presented.

Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, line of credit and notes payable. The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items. The carrying amounts of the line of credit and notes payable approximate their fair value due to the use of market rates of interest.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets or asset groups, including patents; whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized as described below. During the fourth quarter of 2003 the Company expensed $5,517,808 to reflect an impairment of its patent. Our original cost of the patent totaled $13,711,000 which we paid in February 2002 and April 2003. The patent impairment resulted principally from perceived shifts in markets and our approach to such markets thus requiring us to rely more on our patents subsequently obtained and applied for and less on the original patent.

The Company’s management performed a valuation of the patent in connection with its acquisition in February 2002. In doing this valuation we considered several factors, including the size of the total applicable safety and security markets, our estimates of penetration into these markets and a third party valuation.. These markets are large and growing, principally as a result of increased emphasis on safety by governmental agencies and others and increased concerns for security, principally as a result of the September 11, 2001 terrorist event and all that has followed relative to terrorism.

In late 2003 the Company hired a new CEO who took the lead in changing our approach to the markets by emphasizing the sale of licenses rather that individual products. In light of this change in approach, the Company’s management reviewed the size of the market and our estimated penetration. We considered various factors, including a third party valuation, in arriving at the patent’s remaining value. We based our valuation on a discounted cash flow model (income approach) which considered our projected sales of individual safety and security products and applicable costs principally in the Untied States. Principal assumptions used included a ten year revenue stabilization period assuming adequate funding to achieve growth, a long-term growth rate of zero beyond 2013 and a discount rate of 30%. We concluded the market for the sale of licensing right was smaller than the market for selling individual products. As a result, we determined that a write down in the value of the patent was appropriate. Our review also indicated that the value of the original patent was being overshadowed by the new patents which we were developing and we factored this into our valuation of the patent.

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per Common Share

Basic and diluted earnings per share are computed based on the weighted average number of Common Stock outstanding during the period. Common Stock equivalents are not considered in the calculation of diluted earnings per share for the periods presented because their effect would be anti-dilutive.

Stock Based Compensation

The Company follows Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (SFAS 123) for non-employees, which establishes a fair value based method of accounting for stock-based compensation plans; however, the Company has elected to account for its employee stock compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25, with pro forma disclosures of net earnings and earnings per share as if the fair value based method of accounting defined in SFAS 123 had been applied. The Company amortizes compensation costs related to the pro forma disclosure using the straight-line method over the vesting period of the employees’ Common Stock options.

Had compensation cost for the Company’s stock option plan been determined on the fair value at the grant dates for stock-based employee compensation arrangements consistent with the method required by SFAS 123, the Company’s net loss and net loss per common share would have been the pro forma amounts indicated below (see also Note M):

	Year Ended December 31,				Nine Months Ended September 30,
	2003		2004		2004	2005
					(Unaudited)	(Unaudited)
Net loss applicable to Common
Stockholders, as reported		$(11,738,105)		$(4,363,460)	$(3,772,172)	$(1,864,876)

Add: stock-based employee	$	-----	$	-----	$ -----	$33,000
Compensation recorded on
Financial statements

Deduct: stock-based employee		(1,379,343)		(887,595)	(609,460)	(123,000)
Compensation cost under the
Fair value based method, net
Of related tax effects

Pro forma net loss applicable to
Common Stockholders		$(13,117,448)		$(5,251,055)	$(4,381,632)	$(1,954,876)

Net loss per share applicable to
Common Stockholders basic
And diluted: as reported		$(0.73)		$(0.22)	$(0.19)	$(0.08)
Pro forma		$(0.81)		$(0.26)	$(0.22)	$(0.09)

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any significant impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the opinion that exchanges of Nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for Nonmonetary exchanges of similar productive assets and replaces it change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SAFS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after December 15, 2005, with early adoption encouraged. This standard will require the Company to change its method of accounting for employee stock-based compensation from the intrinsic value method prescribed by APB No. 25 to a fair value method in the first quarter of 2006. The new standard will apply to all employee stock option awards granted on January 1, 2006 and thereafter and will also apply to the portion of previously issued (prior to January 1, 2006) employee stock options that vest on January 1, 2006 and thereafter.

Unaudited Interim Financial Information:

The accompanying unaudited interim consolidated balance sheet as of September 30, 2005, the consolidated statements of operations and cash flows for the nine months ended September 30, 2005 and 2004 and from inception (February 12, 1997) through September 30, 2005 and the consolidated statement of stockholders’ equity for the nine months ended September 30, 2005, as well as the related footnotes for the comparable periods, are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company’s statement of financial position, results of operations and its cash flows for the unaudited periods. The results for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005.

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - INVENTORIES
Inventories consist of the following:

	December 31		September 30
	2003	2004	2005
			(Unaudited)
Finished goods	$12,936	$10,506	$5,133
Raw materials	219,601	37,661	34,403
	232,537	48,167	$39,536
NOTE F - ACCRUED EXPENSES
Accrued expenses consist of the following:
	December 31			September 30
	2003	2004		2005
				(Unaudited)
Accrued compensation and related taxes	$13,933	$	-----	$ -----
Accrued interest	33,141		17,607	-----
Other accrued expenses	80,958		61,355	133,733
	$128,032		$78,962	$133,733
NOTE G - LINE OF CREDIT

The line of credit at December 31, 2003, consisted of a $150,000 secured working capital line of credit with a bank. Interest was payable monthly at prime plus one percent, or approximately 5.75% at December 31, 2003. A stockholder guaranteed the line of credit. The line of credit matured in July 2004, but was extended until August 2004, at which time the balance of $148,611 was paid and the line of credit terminated.
NOTE H - NOTES PAYABLE TO RELATED PARTIES AND NOTES PAYABLE

Notes payable consist of the following:
	December 31			September 30
	2003	2004		2005
				(Unaudited)
Related parties:
Notes payable to principal shareholders
And others in connection with RMI acquisition:
Due February 25, 2006; interest at 10% for first
180 days, 15% thereafter, payable monthly	$50,334[1]	$	-----	$ -----
Due April 25, 2004, as amended; interest
At 15% payable monthly	80,535[1]		-----	-----
Note payable issued in connection with
Acquisition of patent, due January 8, 2004;
Interest at 8% payable quarterly; secured by
Underlying patent	600,000[2]		-----	-----
Other note payable, unsecured, terms
To be determined	100,000[1]		-----	-----
Credit facility - related party[3]				67,000
	830,869		-----	67,000
Less current maturities	(780,535)		-----	(67,000)
	$50,334	$	-----	$ -----

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - NOTES PAYABLE TO RELATED PARTIES AND NOTES PAYABLE (Continued)

1.	During 2004, $230,869 of these notes were paid.

2.	In January 2004 the Company negotiated a reduction in this liability from $600,000 to $250,000 which amount was paid.

3.
Effective June 1, 2005 the Company finalized an earlier agreement dated May 24, 2005 with Friday Harbour, LLC, an entity owned and managed by certain stockholders of the Company, which provided the Company with the right to borrow (the “Credit Facility”) upon seven days notice up to $50,000 which was subsequently expanded to $150,000 (the “Commitment Amount”). Borrowings under the Credit Facility are unsecured general obligations of the Company. The Company’s right to borrow funds under the Credit Facility will continue until May 24, 2006 unless earlier terminated on the date on which the Company closes an Agreement to merge or for a Subsidiary of the Company to merge (including a reverse triangular merger with a third party) or entering into a commitment for an investment in the amount of $500,000 or greater. Borrowings by the Company under the Credit Facility bear no interest for 90 days from the date of the Credit Facility and thereafter accrue interest at 10% per annum. At September 30, 2005, $67,000 had been borrowed under the Credit Facility (Unaudited).

NOTE I - ACQUIRED INTANGIBLE ASSETS

The following summarizes the carrying amounts of acquired intangible assets and related amortization.

	Gross
	Carrying	Accumulated
	Amount	Amortization	Net
Balance, December 31, 2002	$3,960,975	$319,600	$3,641,375
Additional patent costs in April 2003
From issuance of 3,250,000 shares	9,750,492	-----	9,750,492
Amortization expense for the year
Ended December 31, 2003	-----	1,174,059	1,174,059
Impairment charge	(5,517,808)	-----	(5,517,808)
Balance, December 31, 2003	8,193,659	1,493,659	6,700,000
Amortization expense for the year
Ended December 31, 2004	-----	788,236	788,236
Balance, December 31, 2004	8,193,659	2,281,895	5,911,764
Amortization expense for the nine
Months ended September 30, 2005 (Unaudited)	-----	591,176	591,176
Balance September 30, 2005 (Unaudited)	$8,193,659	$2,873,071	$5,320,588

The Company is amortizing the cost of the patent over a ten-year period, which is the remaining useful life of the patent. Amortization expense for each of the five years ending December 31, 2009 would be approximately $800,000 annually. As described in Note D, the Company recorded an impairment charge to the patent of approximately $5,518,000 in 2003. (See Note D)

NOTE J - DUE TO SHAREHOLDERS AND OFFICERS

Due to shareholders and officers consists principally of amounts accrued in connection with severance agreements and amounts payable to two principal shareholders. The amounts payable are non-interest bearing (see Note O).

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

	Year Ended December 31,		Nine Months Ended September 30,
	2003	2004	2004	2005
			(Unaudited)	(Unaudited)

Net loss applicable to Common Stockholders	(11,738,105)	$(4,363,460)	$(3,772,172)	$(1,864,876)

Denominator:

For basic loss per share - weighted	16,173,841	19,899,052	19,482,736	22,405,787
Average shares
Effect of dilutive securities - stock options	-----	-----	-----	-----
For diluted loss per share	16,173,841	19,899,052	19,482,736	22,405,787

Net loss per share - applicable to
Common Stockholders basic and diluted	$(0.73)	$(0.22)	$0.19)	$(0.08)

Options and warrants to purchase 7,238,931 and 5,511,013 shares of Common Stock as of December 31, 2003 and 2004, and 10,025,014 and 14,388,576 shares as of September 30, 2004 and September 30, 2005 are not considered in the calculation of diluted loss per share because the effect would be anti-dilutive.

NOTE L - STOCKHOLDERS’ EQUITY

On January 3, 2003, the Company’s shareholders approved an increase in the Company’s authorized stock to 100,000,000 shares, consisting of 95,000,000 Common Stock and 5,000,000 Preferred Stock; rights and preferences of the Preferred Stock are to be set by the Board of Directors. This authorization was reflected in the Company’s financial statements at December 31, 2003.

During the year ended December 31, 2004, the Company issued 602,000 and 103,750 shares of Common Stock in connection with the exercise of warrants and options for cash of $1,138,745 and $332,187, respectively. Additional stock transactions are discussed below.

In February 2005, the Company issued 96,774 shares of Common Stock in payment of services performed, $30,000 by a vendor. In June 2005, the Company issued 1,000,000 shares of Common Stock at $0.075 per share ($75,000) in payment of services to be performed by a consultant in connection with financial and other strategic matters. In June 2005, the Company also issued 666,666 shares of its Common Stock for $0.075 cash per share and granted an option to purchase an additional 666,666 shares at the same price. The option expires on the first to occur of July 20, 2005 (subsequently extended) or five business days after an investment of $500,000 or more is committed to and accepted by the Company from an institutional investor.

Effective August 31, 2005, the Company entered into the following financing transactions:

•
Issuance of 10,000 shares of Series B Convertible Preferred Stock in the face amount of $1,000,000 for $878,000 (net of $122,000 transaction expenses) which is payable in the respective amounts of $415,500 at closing (for the first 5,000 shares) and $462,500 upon the filing of a Registration Statement (within 30 days) for the underlying Common Stock into which the Preferred Stock may be converted and the shares underlying the warrants described below (for the second 5,000 shares). The second 5,000 shares were held in escrow and were cancelable until the registration statement was timely filed and, as such, were considered contingent shares until that time.

•
Issuance of callable warrants to acquire up to 2,500,000 shares of the Company’s Common Stock at $0.30 per share. The warrants expire on August 31, 2010 and are subject to call by the Company upon its Common Stock trading at a price of $0.60, a minimum trading volume of 60,000 shares for 20 consecutive days.

•	Issuance of options to acquire 666,667 shares of common stock at $.075 per share to an investment advisor.

The Series B Stock is non-voting and is entitled to receive dividends at an annual rate equal to the lower of the Prime Rate plus 3.5% or 9%, and is payable in either cash or registered Common Stock of the Company, subject to certain limitations relative to Common Stock ownership by the Holders, as discussed above. The conversion price is equal to 80% of the market price at the time of conversion, subject to a floor of $0.12 per share or a ceiling of $0.275 per share.

Pursuant to the terms of the Agreement, the Company has lock-up agreements with two shareholders whereby: (i) the right to acquire 1,999,998 shares of the Company’s Common Stock granted under a Facility Loan Agreement dated June 1, 2005; (ii) the right to acquire 666,666 shares of the Company’s Common Stock granted under a June 2005 Subscription Agreement; and (iii) 666,666 shares of the Company’s Common Stock issued under a June 2005 Subscription Agreement are subject to restrictions on their disposition. Such restrictions commence on the Closing Date and terminate on January 15, 2006.

On the Closing Date, the terms of the Company’s Series A Convertible Preferred Stock (“Series A Stock”) have been modified to include a preference, in the event of liquidation of the Registrant, over junior securities (including both Common Stock and Series B Stock). The Series A Stock is convertible into shares of Common Stock at a conversion price equal to 80% of the market price at the time of conversion, but not less than a Floor Price per share of $0.12 and not more than a Ceiling Price of $1.17 per share. On January 16, 2006, the Floor Price shall be adjusted to equal the lower of (a) $0.50 per share, or (b) 80% of the Market Price on such date, but not less than $0.12, and thereafter the Floor Price shall remain fixed for as long as the Series A Stock remains outstanding.

In August 2005, the Company granted options to acquire 1,710,000 shares of Common Stock by employees, directors and consultants of the Company. Messrs. Michael and King received 480,000 and 300,000, respectively, of these options. The options were issued at an exercise price of $0.16 per share (market price at date of grant) and have a term of ten (10) years.

In September 2004, the Company completed the following financing transactions:

•
Issuance of 22,000 shares of Series A Convertible Preferred Stock in the face amount of $2,200,000 for $1,937,000 (net of $263,000 transaction expenses) which was paid in the respective amounts of $1,158,200 at closing and $778,800 upon the filing of a Registration Statement for the underlying Common Stock into which the Preferred Stock may be converted and the shares underlying the Warrants described below.

•	Issuance of Detachable Warrants to acquire up to 1,500,000 shares of the Company’s Common Stock at $1.00 per share. The Warrants expire on August 16, 2007.

•
In addition to the transaction costs referred to above, the Company granted 162,500 shares of Common Stock and Detachable Warrants to acquire up to 162,500 shares of the Company’s Common Stock at $1.00 per share to a broker. The term of the Warrants is three years.

•
The Preferred Stock is non-voting, entitled to dividends only when, or if, declared by the Board of Directors and has preference over the Common Stock in the event of the Company’s liquidation. The Preferred Stock is convertible into Common Stock at the option of the holder. The conversion price is equal to eighty percent (80%) of the market price at the time of conversion, subject to a floor of $0.50 per share and a ceiling of $1.17 per share.

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - STOCKHOLDERS’ EQUITY (Continued):

The Company cancelled $776,132 in accrued compensation to certain directors, officers and former employees in exchange for 300,000 shares of Common Stock to be issued between June 1, 2005 and January 20, 2006, and the cancellation of the seven percent (7%) royalty agreement in exchange for Warrants to acquire up to 400,000 shares of the Company’s Common Stock at a price of $1.75 per share. The Warrants expire in five years. The Company accounted for the value of the warrants (which totaled $91,400) by a charge to expense and a corresponding credit to additional paid-in capital. The cancellation of the   $776,132 accrued compensation resulted in an extinguishment gain of $581,132. As the gain was with related parties, it was credited to additional paid-in capital.

In September 2004, the Company issued 1,500,000 shares of Common Stock in connection with the conversion of $750,000 of the Convertible Preferred Stock at $0.50 per common share.

In September 2004, the Company issued 80,925 shares of Common Stock at $1.00 per share for cancellation of cash advances previously made to the Company. In addition, 119,075 shares of Common Stock were issued at $1.00 per share in connection with settlement for services provided to the Company.

In August 2004, the Company issued options to various consultants to acquire 36,000 shares of Common Stock in exchange for cancellation of certain   royalty agreements. The options have an exercise price of $1.00 per share and expire after three years. The value of the options (which totaled approximately $34,000) was accounted for by a charge to expense and a corresponding credit to additional paid-in capital.

During the year 2003, the Company entered into the following equity related transactions:

For the period January through December 2003, the Company sold 1,000,003 shares of Common Stock at prices ranging from $1.07 to $3.00 per share aggregating $2,012,619, net of transaction costs. These transactions and other non-cash equity transactions are summarized below.

For the period January through March 2003, the Company issued 68,000 shares of Common Stock at prices ranging from $1.07 to $3.00 per share, aggregating $192,086 in cash, net of transaction costs.

In April 2003, the Company entered into a twelve-month agreement with an investor, whereby the investor would provide the Company $1,200,000 in cash from May 2003 to April 2004, in monthly payments ranging from $50,000 to $150,000. The Company issued 50,000 shares of Common Stock at $3.00 per share and received $139,940 (net of costs) on May 1, 2003. In August 2003, this agreement was terminated, and the Company issued the investor 50,000 shares of Common Stock at $2.00 per share as part of this termination. The Company has no obligation to repurchase any shares issued to the investor as part of this agreement.

In April 2003, the Company approved the issuance of 500,000 shares of Common Stock to a third party. The shares were granted in recognition of past performance associated with Common Stock private placement offerings and in contemplation of continued involvement by this advisor in future fund raising activities. A total value of $1,500,000 was recognized as additional paid in capital associated with this issuance of Common Stock. Based on expected future proceeds from Common Stock offerings ($5 million), the Company recorded deferred offering costs of $937,000, as a reduction to stockholders’ equity associated with these shares. The deferred offering costs were being amortized as a reduction to additional paid-in capital based on capital raised in respective periods. At December 31, 2003, the deferred offering cost balance of $637,936 was written off to expense, as the amount of capital raised during 2003 was significantly less than anticipated. In August 2003, the Company reduced the exercise price from $3.50 per share to $2.00 per share for 500,000 options to purchase Common Stock granted to the third party. The revaluation of these options had no impact on the Company’s financial statements, as the options were granted in recognition of past performance associated with Common Stock private placement offerings. Of the $1,500,000, approximately $638,000 is included as expense in 2003. The remaining $862,000 is included as offering costs in 2003.

In October 2002, the Company borrowed $200,000 from a non-affiliated party. All principal and interest were payable on February 28, 2003, subject to extension to April 28, 2003, upon the issuance of a four-year option to purchase an additional 50,000 shares at $1.00 per share, which was recorded as original issue discount in 2002. The extension option was issued and the loan was extended to April 2003. The maturity of the loan was extended further and, in May 2003, the loan was increased by $100,000. In October 2003, the Company issued 500,000 shares of Common Stock to Daimler Capital Partners, Ltd. (“Daimler”). These shares were collateralizing the note payable to Daimler and were issued in repayment of $200,000 of this note. The $100,000 loan portion was settled in August 2004 for $90,000 cash.

During April 2003, through an amendment to the 2002 Radio Metrix, Inc. purchase agreement, the Company agreed to issue 3,250,000 shares of its Common Stock for full satisfaction of future contingent consideration. These shares were recorded at the fair value at that date of $3.00 per share and, as a result, patent cost was increased by $9,750,000 with a corresponding increase in stockholders’ equity during April 2003.

In May 2003, the Company issued 14,285 shares of its authorized but unissued Common Stock to Crescent Fund, Inc., pursuant to a Consulting Agreement. These shares were recorded at a fair value of $3.00 per share and included in selling, general, and administrative expenses. In July 2003, the Company issued an additional 14,284 shares of its authorized but unissued Common Stock to Crescent Fund, Inc., pursuant to this Consulting Agreement. The Company may issue additional shares of its Common Stock to Crescent Fund, Inc. under this Consulting Agreement.

In May 2003, the Company entered into an Equity Line of Credit (“ELC”) agreement pursuant to which the Company borrowed $250,000. The borrowing was convertible into Common Stock at a 25% discount from the then prevailing market price. The Company had the right, but not the obligation, to sell additional registered shares under the Agreement at a 25% discount from the then prevailing market price to a maximum of $1,000,000, including the $250,000 amount if converted. The agreement required a minimum stock price of $2.50 per share and minimum trading volume requirements, both as defined in the agreement. Pursuant to the Agreement, the Company agreed to issue a Warrant to purchase 75,000 shares of the Company’s Common Stock at an exercise price of $2.76 per share, of which 25,000 shares are vested and the balance would vest only in the event the Company exercises its right to sell additional shares of registered stock under the Agreement. Related to the ELC, in July 2003 the Company issued 91,638 shares of Common Stock. In July 2003, the note payable was converted into 135,022 registered shares of Common Stock. The Company recognized original issue discount of approximately $202,000 associated with the value of warrants and the contingent beneficial conversion feature of the notes payable. The Company also recognized deferred costs of approximately $66,000. The discount and loan costs were amortized over the term of the loan and were subsequently fully expensed in July 2003 upon the conversion into Common Stock. In November 2003, the Company issued an additional 104,167 shares of Common Stock at a price of $2.40 per share.

In June and July 2003, the Company sold 350,500 Units at $2.00 per Unit, each Unit consisting of one share of the Company’s Common Stock and one warrant to purchase one additional share at an exercise price of $2.00 per share, and one additional share at an exercise price of $3.00 per share, and one additional share at an exercise price of $4.00 per share. The warrants are exercisable until June 30, 2005. As payment of the placement fee, the Company issued a placement agent 45,500 of its $2.00 Units with each unit containing the same number of warrants at exercise prices of $2.00, $3.00 and $4.00 per share, respectively. The placement agent was also the purchaser of 50,500 of the $2.00 Units as part of the 350,500 Units. In August 2003, the Company also granted an option to purchase 100,000 shares of Common Stock at an exercise price of $3.00 to the placement agent. The options were granted in recognition of the successful fund raising activities and are exercisable until August 2006.

In July 2003, the Company engaged Source Capital Group, Inc., as Invisa’s non-exclusive financial advisor, primarily to assist Invisa in raising additional capital. Invisa issued 5,000 shares of Common Stock to Source Capital Group, Inc. as a retainer. The Company also issued 6,000 shares to two other parties in connection with assisting the Company in raising additional capital. The Company valued the shares at $2.00 and $3.00 per share, respectively, for financial reporting purposes.

In July 2003, the Company agreed to issue to Hawk Associates, Inc., the Company’s domestic investor relations representative, 37,000 shares of Common Stock in payment of $75,000 cash fees, which had accrued under the Company’s agreement with Hawk Associates, Inc.

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - STOCKHOLDERS’ EQUITY (Continued):

In September 2003, the Company issued 20,000 shares of Common Stock to Fusion Capital Fund II, LLC (“Fusion”) as compensation for expected future capital raising activities. The Company also entered into an agreement with Fusion under which Fusion would provide an equity line of credit subject to the Company filing a registration statement. The agreement also required the Company to issue 200,000 shares of the Company’s Common Stock to Fusion as a fee, subject to a holding period before Fusion can sell the shares. The Company has recorded the issuance of this stock at $2.77 per share and charged the total amount to expense. In December 2003, the Company terminated this agreement.

During 2003, the Company issued 327,698 shares of Common Stock at prices ranging from $1.07 to $3.00 per share related to the exercise of Common Stock options. The Company received cash proceeds of $662,786.

NOTE M - STOCK OPTIONS

In July 2000, the Company established a stock compensation plan (the “2000 Plan”), which provides for the granting of options to purchase the Company’s Common Stock to employees, directors, consultants and advisors who have rendered, are rendering, or expected to continue to render services to the Company. The options granted are subject to a vesting schedule as set forth in each individual option agreement. The 2000 Plan provides for a maximum of 1,500,000 shares of Common Stock of the Company to be issued. The 2000 Plan shall terminate upon the earlier of (i) September 1, 2010, or (ii) the date on which all shares available for issuance under the 2000 Plan shall have been issued. Options totaling 1,200,000 were issued under the Plan ranging in price from $3.00 to $5.32 per share; of these 9,998 were cancelled. In December 2001, the Company’s Board closed the 2000 Plan. In November and December 2004, unexercised options for a total of 540,002 shares with prices ranging from $3.00 to $5.32 were returned to the Company. In June 2005, options for a total of 550,000 shares were issued at an exercise price of $0.085 per share.

In 2002, the Company adopted a stock compensation plan (the “2002 Plan”). Under the 2002 Plan, the Company has reserved an additional 1,500,000 shares of Common Stock eligible for current and prospective employees, consultants, and directors. The options granted are subject to a vesting schedule as set forth in each individual option agreement. During the year ended December 31, 2002, the Company granted 1,130,000 Common Stock options under the 2002 Plan. The 2002 Plan shall continue until the earlier of (i) its termination by the Board; or (ii) the date on which all shares of Common Stock available for issuance under the 2002 Plan have been issued and all restrictions on such shares under the terms of the 2002 Plan and the agreements evidencing options granted under the 2002 Plan have lapsed; or (iii) ten years from its effective date. In January 2003, the Company’s Board closed the 2002 Plan. In November and December 2004, unexercised options for a total of 425,000 shares with prices ranging from $3.50 to $5.15 were returned to the Company. In June 2005, options for a total of 790,834 shares were issued at an exercise price of $0.085 per share.

In January 2003, the Company adopted a stock compensation plan (the “2003 Plan”) with terms identical of its 2002 Plan, which provides for a maximum of 1,500,000 shares of Common Stock to be issued. On May 13, 2003, an option for 80,000 shares was granted under the Plan at $3.00 per share and with a term of seven years. Vesting is at 5,000 shares per quarter beginning June 30, 2003. In addition, an additional 1,400,000 shares were granted under the Plan. In November and December 2004, unexercised options for a total of 1,470,000 shares with prices ranging from $3.00 to $3.41 were returned to the Company. In June 2005, options for a total of 596,666 shares were issued at an exercise price of $0.085 per share.

In connection with the issuance of 396,000 shares in June and July 2003 (see Note L), the Company granted warrants to acquire 896,000 common shares at $2.00, $3.00 and $4.00 per share, respectively. The warrants are fully vested and exercisable until August 2006. In August 2004, as an inducement to encourage exercise of these warrants, the exercise price of the warrants was reduced to $1.00 per share.

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - STOCK OPTIONS (Continued):

In July 2003, the Company entered into a Consultant Agreement with National Financial Communications Corporation, also referred to as OTC Financial Network, a Massachusetts corporation, to assist the Company in public relations and shareholder communications. Under this Consulting Agreement, Invisa granted National Financial Consulting Corporation options to purchase 25,000 shares of Invisa Common Stock at $3..00 per share, 25,000 shares of Invisa Common Stock at $3.50 per share, 25,000 shares of Invisa Common Stock at $4.00 per share, and 25,000 shares of Invisa Common Stock at $4.50 per share, all of which are vested. The options may be exercised for a period of three years following the termination of the Agreement. The Agreement has a six-month term, which may be extended for an additional three months if the Company approves such extension. Either party, upon 15 days’ notice, may terminate the Agreement. The contract has been terminated.

In May 2004, the Company’s shareholders approved the adoption of the 2003-A Employee, Director, Consultant and Advisor Stock Compensation Plan which provides for the reservation of 3,500,000 shares of the Company’s Common Stock. This Plan also retained all provisions of the 2002 Plan. A total of 2,610,000 options were granted under the 2003-A Plan at exercises prices ranging from $2.00 to $3.35 per share. In November and December 2004, unexercised options for a total of 2,270,000 shares were returned to the Company. In June 2005, options for a total of 1,730,000 shares were issued at an exercise price of $0.85 per share.

In August 2003, the Company granted an option to its placement agent to purchase 100,000 shares of Common Stock at $3.00 per share (see Note L).

In February 2003, the Company granted an option to Daimler to purchase 50,000 shares of Common Stock at $1.00 per share (see Note L).

In May 2003, the Company granted, under an Equity Line of Credit agreement, an option to purchase 75,000 shares of Common Stock at $2.76 per share (see Note L).

During the year ended December 31, 2003, the Company granted 1,513,000 Common Stock options that were outside the January and October 2003 Plans. At the grant date, the exercise price of the options was equal to the market price.

Activity with respect to all stock options is summarized as follows, including 83,750 warrants associated with the $4.00 unit offering:

		Options Outstanding
		Range of Exercise	Weighted average
	Shares	Prices	Option price per share

Balance at December 31, 2002	3,621,129	$1.00-7.25	$3.19

Options granted	3,993,000	$1.00-4.50	$3.22
Options exercised	(327,698)	$107-3.00	$2.07
Options canceled	(47,500)	$3.50-7.25	$4.49
Balance at December 31, 2003	7,238,931	$1.00-7.25	$3.14
Options granted	3,698,500	$1.00-1.75	$1.51
Options exercised	(705,750)	$2.00-5.32	$2.99
Balance at December 31, 2004	5,511,013	$1.00-7.25	$1.88

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The range of exercise prices, shares, weighted-average remaining contractual life and weighted-average exercise price for the options outstanding at December 31, 2004 is presented below:

		Weighted-average
Range of		Remaining	Weighted-average
Exercise prices	Shares	Contractual life	Exercise price
$1.00-2.00	3,775,804	2.22 years	$1.12
$2.76-4.00	1,634,334	3.23 years	$3.40
$4.27-7.25	100,875	3.03 years	$5.68

The range of exercise prices, shares and weighted-average exercise price for the options exercisable at December 31, 2004 are presented below:

Range of Exercise Prices	Shares	Weighted average Exercise Price
$1.00-2.00	3,704,136	$1.10
$2.76-4.00	1,607,668	$3.41
$4.27-7.25	75,875	$5.16

For pro forma disclosure purposes (see Note D), the fair value of the options granted in 2003 and 2004 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the above years:

	2003	2004
Dividend yield	0.00%	0.00%
Expected volatility	50.00%	50.00% - 68.00%
Risk free interest rates	3.00%	3.00%
Expected lives	3 years	3 years

The weighted-average grant date fair value for options granted during 2003 and 2004 was approximately $1.21 and $1.51.

NOTE N - COMMITMENTS AND CONTINGENCIES

Operating Leases

Prior to June 2002, the Company subleased its manufacturing and office space under an operating sublease agreement from a shareholder. In June 2002, the Company entered into a new two-year lease for its existing facility at an annual lease payment of $103,200 (“New Lease”). This New Lease is with an unrelated party. The lease has an option to purchase the premise during the term at $836,000. In March 2002, the Company entered into a two-year lease for additional facilities at an approximate annual lease payment of $97,200. The lease has an option to purchase the premise at $698,000 during year one and $750,000 during year two. During 2003 the Company abandoned this facility and accrued for the remaining lease payment at December 31, 2003. In late January 2005, the Company terminated the June 2002 lease and moved to a new leased facility. The new lease has a five-year term, annual lease payments of approximately $50,000 and two renewal options.

Employment Agreements

Effective November 2003, the Company entered into a three-year employment agreement with its President and CEO for an annual salary of $195,000 plus usual and customary benefit and severance terms. The CEO’s employment was terminated in April 2005. Final settlement with him is currently under review by the Company.

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O - RELATED PARTY TRANSACTIONS (continued)

Legal and Other Matters

The Company is, from time to time, subject to litigation related to claims arising out of its operations in the ordinary course of business. The Company believes that no such claims should have a material adverse impact on its financial condition or results of operations.

NOTE O - RELATED PARTY TRANSACTIONS

Restructuring

In November 2003, the Company and two principal shareholder/officers (“shareholders”) entered into agreements (“Agreements”) to forgive and restructure certain notes receivable, certain stock subscriptions and related interest receivable, notes and related interest payable, and other amounts due the shareholders. Under the agreements, the following occurred:

Forgiveness by the Company of two notes receivable from Shareholders totaling $146,310.

Forgiveness by the Company of stock subscriptions receivable and accrued interest from the Shareholders totaling $923,432.

Forgiveness by the Shareholders of notes payable of $1,169,131 and accrued interest of $130,600 by the Company.

Forgiveness by the Shareholders of certain compensation amounts owed to them totaling $416,963.

In connection with these agreements, the Company recognized additional paid-in capital of approximately $544,000 during the fourth quarter of 2003. In addition to the amounts forgiven, the shareholders agreed to allow approximately $338,000 of their accrued compensation to be paid on a contingent basis, as described below.

Effective February 2000, the Company had entered into five-year employment agreements with the two Stockholders, which provided for each of them to receive an annual salary of $150,000 ($30,000 of which was deferred), an ongoing monthly bonus of $2,000, an annual car allowance of $8,500, and other fringe benefits. The amounts charged to expense for each of the two shareholders under these employment agreements approximated $286,000 in 2003 and $12,500 in 2004. Under the 2003 Restructuring Agreements, compensation ceased for one of the Stockholders as of September 30, 2003 and, as of January 31, 2004 for the other Stockholder. The employment agreements also terminated on those respective dates.

At December 31, 2003, the Company owed the Stockholders approximately $454,000 of accrued compensation. Approximately $338,000 of this compensation was to be paid to the Stockholders depending on the Company achieving certain equity funding amounts ranging from $500,000 to $4,000,000. The Company has agreed to pay certain tax liabilities, if any, which may be incurred by the principal Stockholders in connection with these transactions. At December 31, 2003, included in “Due to Shareholders and Officers” is the above $454,000, as well as approximately $250,000 in accrued payroll. In September 2004 these amounts were settled in exchange for stock to be issued (see Note L).

In 2004, the Company cancelled $776,132 of accrued compensation due to certain directors, officers and former employees in exchange for 300,000 shares of common stock.

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O - RELATED PARTY TRANSACTIONS (continued)

Effective June 1, 2005 the Company finalized an earlier agreement dated May 24, 2005 with Friday Harbour, LLC, an entity owned and managed by certain stockholders of the Company, which provided the Company with the right to borrow (the “Credit Facility”) upon seven days notice up to $50,000 which was subsequently expanded to $150,000 (the “Commitment Amount”). Borrowings under the Credit Facility are unsecured general obligations of the Company. The Company’s right to borrow funds under the Credit Facility will continue until May 24, 2006 unless earlier terminated on the date on which the Company closes an Agreement to merge or for a Subsidiary of the Company to merge (including a reverse triangular merger with a third party) or entering into a commitment for an investment in the amount of $500,000 or greater. Borrowings by the Company under the Credit Facility bear no interest for 90 days from the date of the Credit Facility and thereafter accrue interest at 10% per annum. At September 30, 2005, $67,000 had been borrowed under the Credit Facility.

All principal and interest borrowed by the Company under the Credit Facility will be due and payable on May 24, 2006, or earlier in the event the Company closes an Agreement as described in the preceding paragraph. Until May 24, 2006, the Commitment Amount is convertible into shares of the Company’s Common Stock at $0.075 per share, which was the closing price of the Company’s common stock on May 24, 2005. The conversion shares are subject to certain piggy-back registration rights.

NOTE P - INCOME TAXES

Deferred taxes are recorded for all existing temporary differences in the Company’s assets and liabilities for income tax and financial reporting purposes. Due to the valuation allowance for deferred tax assets, as noted below, there was no net deferred tax benefit or expense for the years ended December 31, 2003 or 2004.

Reconciliation of the federal statutory income tax rate of 34.0% to the effective income tax rate is as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2003	2004
Federal statutory income tax rate	(34.0)%	(34.0)%
State income taxes, net of federal tax benefit	(3.5)%	(3.5)%
Deferred tax asset valuation allowance	37.5%	37.5%
	-0-%	-0-%

Deferred tax asset and liability components were as follows:
	December 31, 2003		December 31, 2004
Compensation payable		$263,853	$	-----
Net operating loss		4,404,294		5,475,407
Basis difference for C corporation conversion		172,794		157,429
Other		129,750		156,308
		4,970,691		5,789,144

Deferred tax liabilities:
Patent		1,942,875		1,647,199
Net deferred tax assets		3,027,816		4,141,945
Less valuation allowance		(3,027,816)		$(4,141,945)
Net deferred income taxes	$	-----	$	-----

Invisa, Inc.
(A Development Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE P - INCOME TAXES (continued):

The deferred tax valuation allowance was determined based on the development stage status of the Company and the historical losses incurred since inception.

As of December 31, 2004, the Company had net operating loss carryforwards for Federal and State income tax purposes totaling $14,600,000, which expire beginning in 2020.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Invisa, Inc. 20,016,666 shares of common stock _______________ PROSPECTUS ________________ January 31, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the Nevada General Corporation Law, our Bylaws provide for indemnification of our officers, directors and others who become a party to an action provided they acted in good faith and reasoned the conduct or action was in the best interest of the Company. Further, the Company maintains officer and director liability insurance. We have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

Securities and Exchange Commission Registration Fee	$544.48
Printing and Engraving Expenses	$2,500
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$20,000
Blue Sky Qualification Fees and Expenses	$2,500
Miscellaneous	$4,455.52
TOTAL	$40,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In the last three years, the Company sold the following unregistered securities:

From approximately May 2001 through April 2002, the Company sold 1,379,625 shares of its common stock. Sales were limited to non-US investors and there were no underwriters involved in the sale. The shares were sold to 31 purchasers who are suitable and sophisticated non-U.S. residents. The shares were sold for cash at $3.50 per share at an aggregate offering price of $4,828,687.50. Aggregate finder’s fees were paid of approximately $482,868 (with aggregate offering expenses of approximately $85,000). The Company conducted the offering pursuant to an exemption from registration for limited offerings provided by Rule 506 of Regulation D under the Act.

In December 2001, the Company issued an aggregate of 95,000 shares of its common stock in stock bonuses to four officers in recognition of performance in year 2001. The shares had a value of $3.50 per share on the date of grant. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In January 2002, Hawk Associates, Inc., the Company’s domestic investor relations’ representative was granted an option to purchase up to 50,000 shares of the Company’s common stock at a purchase price of $7.25 per share. The Option is exercisable for a period of seven years, and is subject to a vesting schedule over the initial 24-month period where 6,250 shares are released and become eligible for purchase at the end of each quarterly period during the 24-month vesting term, provided the Engagement Agreement between the Company and Hawk Associates, Inc. has remained in effect at the end of the quarterly period then in effect. There were no underwriters involved in the issuance. This Option was issued pursuant to Rule 701 of the Act.

In July 2003, the Company agreed to issue to Hawk Associates, Inc., the Company’s domestic investor relations representative, 37,000 shares of common stock in payment of $67,000 cash fees and expenses which had accrued under the Company’s agreement with Hawk Associates, Inc. pursuant to which Hawk Associates, Inc. provides domestic investor relations services. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In January 2002, the Company, pursuant to its 2002 Plan, which provides for both qualified and non-qualified options, issued options to purchase a total of 1,010,000 shares to a total of 17 persons consisting of officers, directors, consultants or employees. The exercise price for 700,000 of the shares is $3.85 per share, and for the remaining 310,000 shares is $3.50 per share (of these options to purchase, 30,000 shares were cancelled). There were no underwriters involved in the issuance. The Company issued the options under the 2002 Plan pursuant to Rule 701 of the Act.

In February 2002, the Company issued 435,000 shares of its common stock as part of the closing of an Agreement of Merger and Plan of Reorganization by and among the Company, SmartGate/RadioMetrix Acquisition Corp. and Radio Metrix Inc. (“Merger”). Pursuant to the Merger, additional shares were required to be issued upon the satisfaction of certain performance criteria (the “Earn-Out Shares”). All potential Earn-Out Shares were issued in April 2003, resulting in an additional 3,250,000 shares being issued under the Merger. There were no underwriters involved in the issuance. As the issuance of the shares to the five RadioMetrix stockholders, pursuant to the Merger represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act (see “Certain Relations and Related Transactions”).

In May 2002, in consideration for G.M. Capital Partner Ltd.’s (“GM”) consultant services as international relations consultant in Regulation “S” transactions, the Company issued a stock option to GM for the purchase of 500,000 shares at an exercise price of $5.50 per share. The stock option was issued in prepayment of the consulting fee for the year. The agreed value of the stock option and the consulting services was established at $120,000. The stock option was amended and restated in November 2002 to change the exercise price to $3.50 and to extend the term. In August 2003, the stock option was amended and restated to change the exercise price to $2.00. The stock option is fully vested and exercisable until December 31, 2005. There were no underwriters involved in the issuance. This Option was issued pursuant to Rule 701 of the Act, and as it represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the option was also issued, pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In June 2002, the Company, pursuant to its 2002 Plan, issued an option to purchase 100,000 shares to Gregory Newell, a director of the Company. The exercise price is $5.10 per share. There were no underwriters involved in the issuance. This option was issued pursuant to Rule 701 of the Act.

In June 2002, the Company, pursuant to its 2002 Plan, issued an option to purchase 20,000 shares to John E. Scates, a director of the Company. The exercise price is $5.15 per share. There were no underwriters involved in the issuance. This option was issued pursuant to Rule 701 of the Act.

In July 2002, the Company sold 83,750 Units at $4.00 per Unit, each Unit consists of one of the Company’s common stock and one warrant to purchase one additional share. The exercise price of each warrant is $5.00 per share until August 15, 2003 (the “Initial warrant Year”). From August 16, 2003 to August 15, 2004 (the Second warrant Year”), the exercise price is the greater of: (i) the average closing trading price for the Company’s common stock during the Initial warrant Year, or (ii) $8.00 per share. The warrants are redeemable at the option of the Company at $0.10 per share upon 30 days notice to the holder. In order for the Company to exercise its right to redeem: during the Initial warrant Year the Company’s common stock must have traded for 20 consecutive trading days at a closing trading price above $10.00 per share, or during the Second warrant Year the Company’s common stock must have traded for 20 consecutive trading days at a closing trading price above $16.00 per share. Any warrants not timely exercised or redeemed automatically expire on August 15, 2004.

Shares acquired upon the exercise of the warrant will not be registered with the SEC, unless otherwise determined by the Company in its sole discretion, and accordingly, will bear a restrictive legend as to transfer in accordance with Rule 144 of the Act. In the event of a stock dividend or stock split resulting in the number of outstanding of shares of the Company being changed, the applicable exercise price and number of shares, as provided in the warrants, shall be proportionately adjusted. In the event of the merger, consolidation, or combination of the Company into another company or entity which survives that transaction, the shares which may be purchased under the warrants shall be converted into an equivalent number of shares of the surviving entity. In the event of the sale of all or substantially all of the assets of the Company, the shares which may be purchased upon the exercise of the warrants shall be treated in any distribution as if said shares are issued and outstanding, with the exception that the exercise price under the warrants shall be deducted from the amount to be distributed on a per-share basis. The holders of warrants shall not be entitled to vote or exercise other rights of stockholders unless and until the warrants are exercised and the underlying shares issued. In the event of redemption by the Company, each holder shall be provided 30 days prior written notice of the Company’s intent to redeem, during which notice period the holder of the warrant shall be entitled to exercise the warrant.

Sales were limited to non-US investors and there were no underwriters involved in the sale of the Units. The Units were sold to one purchaser who is a suitable and sophisticated non-U.S. resident. The Units were sold for cash at $4.00 per Unit (initially $5.00 per Unit and subsequently reduced to $4.00) at an aggregate offering price to date of $335,000 and aggregate finder’s fees of $33,500, with aggregate offering expenses of $10,050. In addition, finders were granted placement warrants to purchase an amount of shares equal to 10% of the Units placed (i.e. - 8,375 warrants). The per-share exercise price of shares which may be purchased under the placement warrant shall be $5.50. The placement warrant shall have a term of 60 months and shall not be exercisable during the initial 13 months following issuance. Following the 13-month non-exercisable period, holders, acting in unison, shall have the right on one occasion to demand that the Company file and exercise reasonable efforts to effect a Registration Statement covering the shares which may be purchased upon the exercise of the placement warrant. Such right to demand registration shall terminate once the Company files a Registration Statement for registration of the shares which may be purchased upon the exercise of the placement warrant. Additionally, following the 13-month non-exercisable period, the holders, acting in unison, shall have the right on one occasion to have the shares which may be purchased upon the exercise of the warrants included in any other Registration Statement filed by the Company provided that the inclusion of such shares does not adversely affect the registration purpose or statement and provided that the shares have not previously been registered by the Company.

The Company conducted this Unit Offering pursuant to an exemption from registration for limited offerings provided by Rule 506 of Regulation D under the Act.

From October 2002 through December 31, 2002, the Company sold 93,833 shares of its common stock, pursuant to an exemption from registration provided by Regulation S under the Act. Sales were limited to non-U.S. investors and there were no underwriters involved in the sale. The shares were sold to six purchasers who are suitable and sophisticated non-U.S. residents. The shares were sold for cash at $3.00 per share at an aggregate offering price of $281,499. Aggregate finder’s fees were paid of approximately $28,150 (with aggregate offering expenses of approximately $8,445).

On October 28, 2002, we borrowed $200,000 from a non-affiliated party. The loan bears interest at 15% per annum, payable in advance. We issued a four-year warrant, together with registration rights commencing after June 28, 2004 to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share. We pledged 500,000 shares of our common stock as collateral for the loan, which will be returned to the Company upon loan repayment or delivered to the lender as full loan repayment in the event of default. Pursuant to the terms of the loan, the date for repayment of all principal and interest was extended from February 28, 2003 to April 28, 2003, and in connection with said extension, we issued the lender, on February 28, 2003, a thirty-eight month option to purchase 50,000 shares of common stock at an exercise price of $1.00 per share, with registration rights. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares and option were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. We borrowed an additional $100,000 from the non-affiliated party in 2003. During 2003, the $200,000 loan was paid by the lender exercising the rights under the pledge in exchange for the 500,000 shares of common stock. The remaining $100,000 was settled in August 2004 for $90,000 cash.

In January 2003, pursuant to the exercise of an option granted in December 1999, the Company issued to one purchaser, 12,198 shares of the Company’s common stock for an aggregate exercise price of $13,000. There were no underwriters involved in the sale. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

From January 2003 to June 30, 2003, the Company sold 68,000 shares of its common stock, pursuant to an exemption from registration provided by Regulation S under the Act. Sales were limited to non-U.S. investors and there were no underwriters involved in the sale. The shares were sold to seven purchasers who are suitable and sophisticated non-U.S. residents. The shares were sold for cash at $3 per share at an aggregate offering price of $204,000. Aggregate finder’s fees were paid of approximately $20,400 (with aggregate offering expenses of approximately $6,120).

In April 2003, the Company issued 500,000 shares of its authorized but unissued common stock to GM in recognition of its support in the Company’s past and current access to capital and matters related thereto. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In April 2003, Invisa entered into an agreement with Mr. Alan Feldman, a non-affiliated party (“Agreement”). Pursuant to the Agreement, Mr. Feldman purchased 50,000 shares of the Company’s authorized but unissued common stock at $3.00 per share. There were no underwriters involved in the issuance. Mr. Feldman is a non-US person and the sale was made pursuant to an exemption from registration provided by Regulation S under the Act. Additionally, in August 2003, as part of the termination of the Agreement, the Company issued Mr. Feldman 50,000 shares of the Company’s authorized but unissued common stock. There were no underwriters involved in the issuance. This issuance was made pursuant to the exemption from registration provided by Regulation S under the Act.

In May and July 2003, the Company issued 28,569 shares of its authorized but unissued common stock to a consultant, pursuant to a Consulting Agreement. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e.-- the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In May 2003, we entered into an Equity Line of Credit (“ELC”) with BarBell Group Inc. (“BarBell”). As part of this ELC we borrowed $250,000 from BarBell. Further, as part of this ELC, we granted a warrant to BarBell to purchase 75,000 shares of our common stock with an exercise price of $2.76 per share (“warrant”). 25,000 shares are vested under this warrant and the balance of the shares will vest based upon performance under the ELC as follows: 25,000 shares will vest once the Company receives $500,000 under the ELC and 25,000 shares will vest once the Company has received an aggregate of $1,000,000 in financing under the ELC. Additionally, as part of the establishment of the ELC, the Company issued 4,000 shares of its common stock to Capstone Partners LC and 2,000 shares to Crescent Fund Inc. in payment of a Finders Fee for introducing the Company to BarBell. There were no underwriters involved in the issuances of the warrant and the Finders Fee shares. As the issuance of the warrant and the Finders Fee shares represented a transaction by an issuer (i.e. — the Company) not involving any public offering, these issuances were made pursuant to the private offering exemption set forth in Section 4(2) of the Act. On July 7, 2003 the Company’s Registration Statement #333-106439 (“Registration Statement”) relating to the foregoing ELC transaction and the shares described above became effective. The Company issued 135,022 shares of its common stock to BarBell under the Registration Statement in satisfaction of the $250,000 borrowing which was established in May 2003 as part of the ELC. The proceeds of the stock sale were used to fund current operations of the Company. Additionally, the Company issued 91,638 shares of its common stock pursuant to a $100,000 stock purchase advance by BarBell under the ELC in July 2003. A finder’s fee payment equal to 13% of the gross proceeds was paid to the aforedescribed finders. The proceeds of this stock sale were used to fund current operations of the Company. A Registration Statement filed in September 2003 covers the sales of shares by the selling stockholders including shares purchased or which may be purchased by BarBell under the ELC; shares which may be purchased by BarBell under the warrant; and the shares issued to the two finders. The Company will not receive any proceeds from the sale of shares by the selling stockholders. In November 2003, the Company issued an additional 104,167 shares of common stock at a price of $2.40 per share and received cash proceeds of $217,396 net of transaction costs. The registration statement was terminated in November 2003.

In May 2003, the Company granted, pursuant to its 2003 Plan, options to purchase 80,000 shares to Joseph Movizzo, a director of the Company. The exercise price is $3.00 per share. The option vests at the rate of 5,000 shares per quarter. The option is exercisable until May 2010. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the option was issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

In June and July 2003, the Company agreed to sell 350,500 Units at $2.00 per Unit at an aggregate offering price of $701,000, each Unit consisting of one share of the Company’s common stock and: one warrant to purchase one share of common stock at an exercise price of $2.00 per share; one warrant to purchase one share of common stock at an exercise price of $3.00 per share; and one warrant to purchase one share of common stock at an exercise price of $4.00 per share. The warrants are exercisable until June 30, 2005. The finder’s fee paid in connection with the sale of these $2.00 Units is described in the next paragraph. The sales were made pursuant to an exemption from registration provided by Regulation S under the Act. Sales were limited to non-U.S. investors and there are no underwriters involved in the sale. The shares were sold to four purchasers who are suitable and sophisticated non-U.S. residents. The Company registered the shares purchased as part of the $2.00 Units and the shares, which are issuable under the warrants contained in the $2.00 Units in September 2003.

In addition to the $2.00 Units described in the paragraph above, the Company, in July 2003, agreed to issue the finder, GM, an additional 45,500 of the $2.00 Units as a finder’s fee. Of the Units described in the paragraph above, GM was purchaser of 50,500 Units. The issuance of the $2.00 Units was made pursuant to an exemption from registration provided by Regulation S under the Act and there are no underwriters involved in the issuance. The Company registered the shares issued as part of the $2.00 Units and the shares which are issuable under the warrants contained in the $2.00 Units in September 2003.

In July 2003, we engaged Source Capital Group, Inc., which is registered as a securities broker dealer, as Invisa’s non-exclusive financial advisor primarily to assist Invisa in raising additional capital. We issued 5,000 shares of common stock to Source Capital Group, Inc. as a retainer. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. The Company registered the shares issued to Source Capital Group, Inc. in September 2003.

In July 2003, the Company agreed to issue to Hawk Associates, Inc., the Company’s domestic investor relations representative, 37,000 shares of common stock in payment of $75,000 cash fees, which had accrued under the Company’s agreement with Hawk Associates, Inc. No cash proceeds were received related to this transaction. This agreement was terminated in August 2003.

Also in July 2003, we entered into a consulting agreement with National Financial Consulting Corporation, also referred to as OTC Financial Network, a Massachusetts corporation, to assist us in public relations and stockholder communications. Under this consulting agreement, Invisa granted National Financial Consulting Corp. options to purchase 100,000 shares of Invisa common stock at exercise prices ranging from $3.00 per share to $4.50 per share. The Agreement has since been terminated.

Pursuant to an agreement between NFC and its subcontractor, Gary Geraci, NFC instructed the Company to issue 1/2 of the Options directly to Mr. Geraci. Accordingly, the Options are issued as follows:

NFC	Gary Geraci
12,500 options @ $3.00	12,500 options @ $3.00
12,500 options @ $3.50	12,500 options @ $3.50
12,500 options @ $4.00	12,500 options @ $4.00
12,500 options @ $4.50	12,500 options @ $4.50

There were no underwriters involved in the issuances. As the issuances represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the Options were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. The Company registered the shares issuable under the warrants in September 2003, and accordingly, these shares are included in this Registration Statement.

In August 2003, the Company granted GM a warrant to purchase 100,000 shares of Invisa common stock at $3.00 per share. The option is fully vested and exercisable until August 2006. There were no underwriters involved in the issuance. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. The Company registered the shares issuable under the warrant in September 2003.

In September 2003, the Company issued 20,000 shares of common stock to Fusion Capital Fund II, LLC (“Fusion”) as compensation for expected future capital raising activities. The Company also entered into an agreement with Fusion under which Fusion would provide an Equity Line of Credit subject to the Company filing a Registration Statement. The agreement also required the Company to issue 200,000 shares of the Company’s common stock to Fusion, as a fee, subject to a holding period before Fusion can sell the shares. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

During October 2003 through December 2003, the Company issued 327,698 shares of its common stock pursuant to the exercise of warrants. There were no underwriters involved in the sales, which were to four purchasers who are suitable, sophisticated non-U.S. residents. The shares were sold for cash at prices ranging from $2.00 to $3.00 per share at an aggregate offering price of $699,000. Aggregate offering expenses were nominal.

During January 2004 through June 2004, the Company issued 602,000 shares of its common stock pursuant to the exercise of warrants and 103,750 shares pursuant to the exercise of options. There were no underwriters involved in the sales, which were to six purchasers who are suitable, sophisticated investors, five of which are non-U.S. residents. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. The shares were sold for cash at prices ranging from $1.50 to $3.00 per share at an aggregate offering price of $1,970,932. As the issuance represented a transaction by an issuer (i.e. — the Company) not involving any public offering, the shares were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act. Aggregate offering expenses were nominal.

During August of 2004, the Company entered into a financing transaction in which it: (i) issued 22,000 shares of Series A Convertible Preferred Stock in exchange for $1,937,000 (net of $263,000 transaction expenses) which is payable in the respective amounts of $1,158,200 at closing and $778,800 upon the filing of a Registration Statement for the underlying common stock into which the preferred stock may be converted and the shares underlying the warrants described below, (ii) issued warrants (which expire on August 16, 2007) to acquire up to 1,500,000 shares of the Company's common stock at $1.00 per share. In connection with the above referenced transaction the Company granted 100,000 shares of Common Stock and three year Warrants to acquire up to 75,000 shares of the Company's Common Stock at $1.00 per share to a broker. The preferred stock is non-voting, entitled to dividends only when, or if, declared by the Board of Directors and has preference over the common stock in the event of the Company’s liquidation. The preferred stock is convertible into common stock at the option of the holder. The conversion price is equal to eighty percent (80%) of the market price at the time of conversion, subject to a floor of $0.50 per share and a ceiling of $1.17 per share.

In connection with the financing, the Company negotiated the cancellation of $776,132 in accrued compensation to certain directors, officers and former employees in exchange for 300,000 shares of Common Stock to be issued between June 1, 2005 and January 20, 2006, and the cancellation of the seven percent (7%) royalty agreement in exchange for Warrants to acquire up to 400,000 shares of the Company's Common Stock at a price of $1.75 per share. The Warrants expire in five years. As the issuance represented a transaction by an issuer (i.e. - the Company) not involving any public offering, the Shares and Warrants were issued pursuant to the private offering exemption set forth in Section 4(2) of the Act.

 In February 2005, the Company issued 96,774 shares of Common Stock in payment of services performed, $30,000, by a vendor. In June 2005, the company issued 1,000,000 shares of Common Stock at $0.075 per share ($75,000) in payment of services to be performed by a consultant in connection with financial and other strategic matters. In June 2005, the Company also issued 666,666 shares of its Common Stock for $0.075 cash per share and granted an option to purchase an additional 666,666 shares at the same price. The option expires on the first to occur of July 20, 2005 (subsequently extended) or five business days (subsequently extended) after an investment of $500,000 or more is committed to and accepted by the Company from an institutional investor.

ITEM 27 - EXHIBITS AND REPORTS ON FORM 8-K

(a)	Exhibits

INDEX TO EXHIBITS

ITEM NO. DESCRIPTION

2.1[1]
Agreement of Merger and Plan of Reorganization dated 2/25/02 by and among SmartGate Inc., SmartGate/RadioMetrix Acquisition Corp. and Radio Metrix Inc., Letter of Clarification, and Amendment dated as of April 24, 2003

3(i)[1]	Articles of Incorporation, as amended

3(ii)[1]	Bylaws of the company

4.11	Specimen of Invisa, Inc. common stock Certificate

5.1[7]	Opinion of Ellenoff Grossman & Schole LLP regarding legality of common stock being offered.

10.1[1]
Indemnity Agreement by and among the Company and Stephen A. Michael, Spencer Charles Duffey Irrevocable Trust u/a/d July 29, 1998, Elizabeth Rosemary Duffey Irrevocable Trust u/a/d July 29, 1998, Robert T. Roth, William W. Dolan dated as of February 25,2002

10.2[1]
Form of Promissory Notes to Stephen A. Michael, Spencer Charles Duffey Irrevocable Trust Under Agreement Dated 7/29/98, Elizabeth Rosemary Duffey Irrevocable Trust Under Agreement Dated 7/29/98, Robert T. Roth, and William W. Dolan - February 25, 2002

10.3[1]
Form of Promissory Notes to Stephen A. Michael, Spencer Charles Duffey Irrevocable Trust Under Agreement Dated 7/29/98, Elizabeth Rosemary Duffey Irrevocable Trust Under Agreement Dated 7/29/98, Robert T. Roth, and William W. Dolan - February 25, 2002

10.4[1]	Consulting Agreement with Hawk Associates, Inc. dated January 16, 2002

10.5[1]	Contribution Agreement dated 2/9/00 between SmartGate Inc. and SmartGate, L.C.

10.6[1]	Promissory Note from Stephen A. Michael to the Company - October 15, 2001

10.7[1]	Promissory Note from Samuel S. Duffey to the Company - October 15, 2001

10.8[1]	Distribution Agreement with H.S. Jackson & Son (Fencing) Limited - August 23, 2001, and April 10, 2002 and March 31, 2003 Amendments thereto

10.9[1]	Employment Agreement with Stephen A. Michael

10.10[1]	Employment Agreement with Samuel S. Duffey

10.12[1]	Employment Agreement with Edmund C. King

10.13[1]	Employment Agreement with William W. Dolan

10.14[1]	Employment Agreement with Carl Parks

10.15[1]	Employment Agreement with Bob Fergusson

10.16[1]	Office Lease with DTS Commercial Interiors, Inc.

10.17[1]	Office Lease with 4396 Independence Court, Inc.

10.18[1]
Quarterly Revenue Based Payment Agreement by and among the Company and Stephen A. Michael, Spencer Charles Duffey Irrevocable Trust u/a/ d July 29, 1998, Elizabeth Rosemary Duffey Irrevocable Trust u/a/d July 29, 1998, Robert T. Roth, William W. Dolan dated as of February 25, 2002; and Amendment dated as of April 24, 2003

10.19[1]	Net Profit Royalty Letter Agreement between Radio Metrix Inc. and Pete Lefferson dated September 23, 1993 as amended by Letter Agreement dated December 1, 1994 (“Lefferson Royalty Agreement”)

10.20[1]	Agreement between Radio Metrix Inc. and Carl Burnett dated October 13, 1996 (“Burnett Agreement”)

10.21[1]	The Agreement between Radio Metrix Inc. and Namaqua Limited Partnership (“Namaqua”) dated December 13, 1993 (“Namaqua Agreement”), and related Security Agreement (“Namaqua Security Agreement”)

10.22[1]	Agreement between Radio Metrix Inc. and Robert Wilson dated March 18, 1992 (“Wilson Agreement”)

10.23[1]	Closing Agreement between Radio Metrix Inc., SDR Metro Inc. and Brent Simon dated January 8, 2002

10.24[1]	Promissory Note to SDR Metro Inc. dated January 8, 2002

10.25[1]	Security Agreement between Radio Metrix Inc. and SDR Metro Inc. dated January 8, 2002

10.26[1]	Remedy upon Default Agreement between Radio Metrix Inc. and SDR Metro Inc. dated January 8, 2002

10.27[1]	Consulting Agreement Memo re: Brent Simon dated August 28, 2000

10.28[1]	Original Equipment and Independent Distribution License Agreement between the Company and Rytec Corporation

10.29[1]	Disbursement Request and Authorization, Promissory Note, and Business Loan Agreement with Regions Bank - July 15, 2002

10.30[1]
Promissory Note, Security Agreement, and Escrow Agreement - Re: Daimler Capital Partners, Ltd. - loan and stock options; Stock Option Agreement with Daimler Capital Partners, Ltd. - October 28, 2002; Stock Option Agreement with Daimler Capital Partners, Ltd. - February 28, 2003

10.31[1]	Stock Option Agreement with H.R. Williams Family Limited Partnership - February 9, 2000 and Amendment thereto

10.32[1]	SmartGate, Inc. 2000 Employee, Director, Consultant and Advisor Stock Compensation Plan (Plan 2000)

10.33[1]
Form of Plan 2000 Option Agreement with Stephen A. Michael - July 26, 2000 (including form of Letter of Investment Intent for Stephen A. Michael, Robert Knight, Edmund C. King, and Duffey & Dolan, P.A.)

10.34[1]	Form of Plan 2000 Option Agreement with Robert Knight and Edmund C. King - July 26, 2000

10.35[1]	Form of Plan 2000 Option Agreement with Duffey & Dolan, P.A. - July 26, 2000

10.36[1]
Form of Plan 2000 Option Agreements with employees/consultants - July 26, 2000 and December 20, 2000 (including form of Letters of Investment Intent) for these and the May 17, 2001, June 28, 2001, and August 6, 2001 Plan 2000 Option Agreements listed below

10.37[1]	Form of Plan 2000 Option Agreement with John E. Scates - May 17, 2001

10.38[1]	Form of Plan 2000 Option Agreement with Linda L. Kauffman - June 28, 2001

10.39[1]	Form of Plan 2000 Option Agreement with Carl Parks - August 6, 2001

10.40[1]	SmartGate Inc. 2002 Incentive Plan (Plan 2002)

10.41[1]
Form of Plan 2002 Option Agreements with Stephen A. Michael, Samuel S. Duffey and William W. Dolan - January 22, 2002 (including form of Letters of Investment Intent for all Plan 2002 Option Agreements)

10.42[1]	Form of Plan 2002 Option Agreements with Robert Knight and Edmund C. King - January 22, 2002

10.43[1]	Form of Plan 2002 Option Agreements with employees - January 22, 2002

10.44[1]
Form of Promissory Note and Security Agreement re: Stephen A. Michael, Edmund C. King, Scott Tannehill, Barbara Baker, Nicole A. Longridge and Edward A. Berstling Option to Exercise/Stock Purchase (also form of Security Agreement per Exhibit 10.46)

10.45[1]	Form of Modification Agreement re: Edmund C. King, Scott Tannehill, Barbara J. Baker, and Nicole A. Longridge Promissory Notes re: Option Exercise/Stock Purchase

10.46[1]
Form of Replacement Promissory Note, Assignment and Security Agreement re: Grace Duffey Irrevocable Trust u/a/d 1/26/00 and Debra Finehout Option to Exercise/Stock Purchase (for form of Security Agreement, see Exhibit 10.44 above).

10.47[1]
Registration Rights Agreement by and among the Company and Stephen A. Michael, Spencer Charles Duffey Irrevocable Trust u/a/d July 29, 1998, Elizabeth Rosemary Duffey Irrevocable Trust u/a/d July 29, 1998, Robert T. Roth, William W. Dolan dated as of February 25, 2002

10.48[1]	Voluntary Resale Restriction Agreement with Robert T. Roth - November 19, 2001

10.49[1]	Stock Option Agreement with Hawk Associates, Inc. - January 16, 2002

10.50[1]	Amended and Restated Stock Option Agreement with G.M. Capital Partners Limited L.P. - November 8, 2002

10.51[1]	Form of Plan 2002 Option Agreement with Gregory Newell - June 13, 2002

10.52[1]	Form of Plan 2002 Option Agreement with John E. Scates - June 27, 2002

10.53[1]	Delbrueck Bank warrant #1

10.54[1]	Delbrueck Bank warrant #2

10.55[1]	Form of Plan 2000 Option Agreement with Nicole A. Longridge

10.56[1]	Form of Plan 2000 Option Agreement with Duane Cameron

10.57[1]	Invisa, Inc. 2003 Incentive Plan

10.58[1]	Form of Plan 2003 Option Agreement with Joseph F. Movizzo - May 13, 2003 (including form of Letter of Investment Intent)

10.59[1]	Consulting Agreement - March 2003 between Crescent Fund, Inc. and the Company

10.60[1]	Agreement dated as of April 24, 2003 between Alan A. Feldman and the Company

10.61[1]	Financing Agreement dated as of May 9, 2003 between BarBell Group, Inc. and the Company

10.62[1]	Series 2003A 7% Convertible Note Due June 9, 2004, dated May 9, 2003 from the Company to BarBell Group, Inc.

10.63[1]	Investment Agreement dated as of May 9, 2003 between BarBell Group, Inc. and the Company

10.64[1]	Warrant to Purchase Shares of common stock dated as of May 9, 2003, issued by the Company to BarBell Group, Inc.

10.65[1]	Registration Rights Agreement dated as of May 9, 2003 between the Company and BarBell Group, Inc.

10.66[1]	Broker-Dealer Placement Agent Selling Agreement - May 2003 between Capstone Partners LC and the Company

10.67[2]	Amended and Restated Regulation S Subscription Agreement - July 22, 2003 between Capstone Partners LC and the Company

10.68[2]	Amended and Restated Regulation S Subscription Agreement - July 22, 2003 executed by Nautilus Technologies, Ltd. - subscribing for 125,000 Units

10.69[2]	Amended and Restated Regulation S Subscription Agreement - July 22, 2003 executed by GM Capital Partners, Ltd. - subscribing for 50,500 Units

10.70[2]	Amended and Restated Regulation S Subscription Agreement - July 22, 2003 executed by Kallur Enterprises, Ltd. - subscribing for 50,000 Units

10.71[2]	Publicity Agreement - July 2003 between Capital Financial Media, Inc. and the Company

10.72[2]	Consulting Agreement - July 2003 between National Financial Communications Corp. and the Company

10.73[2]	Agreement - July 2003 between Brooks Houghton & Company, Inc. and the Company

10.74[2]	Non-Exclusive Financial Advisor Agreement - July 2003 between Source Capital Group, Inc. and the Company

10.75[2]	Consulting Agreement - July 2003 between Patrick W.H. Garrard d/b/a The Garrard Group of West Redding, CT and the Company

10.76[2]	Investment Agreement Modification I dated as of July 21, 2003 by and among Invisa, Inc. and BarBell Group, Inc.

10.77[2]	Joint Development Agreement - July 2003 between Dominator International Ltd. And SmartGate, L.C.

10.78[3]	Engagement Agreement dated September 9, 2003 between G.M. Capital Partners, Ltd and Invisa, Inc.

10.79[4]	Employment Agreement dated November 6, 2003 between Herb Lustig and Invisa, Inc.

10.80[4]	Severance Agreement dated November 13, 2003 between Samuel S. Duffey and Invisa, Inc.

10.81[4]	Agreement dated November 13, 2003 between Invisa, Inc. and the Duffey related stockholders

10.82[5]	SDR Metro Inc. letter extension agreement

10.83[5]	SDR Metro Inc. confirmation letter agreement

10.84[5]	Severance Agreement dated January 26, 2004 between Stephen A. Michael and Invisa, Inc.

10.85[5]	Consulting Agreement dated January 26, 2004 between Stephen A. Michael and Invisa, Inc.

10.86[5]	Severance Agreement dated December 31, 2003 between William W. Dolan and Invisa, Inc.

10.87[5]	Agreement dated February 11, 2004 between The Video Agency, Inc. and Invisa, Inc.

10.88[5]	Employment Agreement dated March 2003 between Charles Yanak and Invisa, Inc.

10.89[5]	2003-A Employee, Director, Consultant and Advisor Stock Compensation Plan.

10.90[5]	First Amendment to Invisa, Inc., 2003 Incentive Plan dated as of November 6, 2003

10.91[5]	Stock Option Agreement for Herb M. Lustig dated November 6, 2003

10.92[6]	Subscription Agreement for issuance of 22,000 shares of Series A Convertible Preferred Stock and common stock warrants.

10.93[6]	Registration Rights Agreement

10.94[6]	Warrants to Purchase Common Stock (Mercator Momentum Fund, LP, M.A.G. Capital, LLC, and Monarch Pointe Fund, Ltd.)

10.95[6]	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock.

10.96[7]	Copy of Letter Amending the Distribution Agreement.

10.97[8]	Copy of Metro Note re Triggering Event.

10.98[8]	Security Agreement Pledge of Assets re Metro Note.

10.99[9]	Facility Loan Agreement with Samuel Duffey.

10.100[10]	Expansion of Facility Loan Agreement.

10.101[10]	Common Stock Subscription.

10.102[11]	Subscription Agreement among Invisa Inc., Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., Asset Managers International, Ltd., and M.A.G. Capital, LLC dated August 31, 2005.

10.103[11]	Warrant to Purchase Common Stock of Invisa, Inc. issued to Asset Managers International, Ltd

10.104[11]	Warrant to Purchase Common Stock of Invisa, Inc. issued to M.A.G. Capital Group, LLC.

10.105[11]	Warrant to Purchase Common Stock from Invisa, Inc. issued to Mercator Momentum Fund III, LP.

10.106[11]	Warrant to Purchase Common Stock of Invisa, Inc. to Monarch Pointe Fund, Ltd.

10.107[11]	Registration Rights Agreement among Invisa, Inc., Mercator Momentum Fund, III, LP, Monarch Pointe Fund, Ltd., Asset Managers International, Ltd., and M.A.G. Capital, LLC dated August 31, 2005.

31.1[7]	Officers’ Certificate

99.1[12]	Press Release of Invisa dated January 10, 2005

99.2[7]	Press Release of Invisa dated March 2, 2005

99.3[10]	Press Release of Invisa dated June 22, 2005
Invisa Returns to Normal

99.4[11]	Press Release of Invisa dated September 6, 2005

3.1[13]	Certificate of Designations of Preferences and Rights of Series B
Convertible Preferred Stock of Invisa, Inc.

3.2[13]	Amended and Restated Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock of Invisa, Inc.

14[1]	Code of Business Conduct and Ethics and Compliance Program

21[1]	Subsidiaries of Registrant

23.1[14]	Consent of Aidman, Piser & Company, P.A.

23.2[14]	Consent of Grant Thornton LLP

[1]	Previously filed on June 23, 2003 with Invisa’s Form 10-KSB for the fiscal year ended December 31, 2002 and are incorporated by reference.

[2]	Previously filed on August 1, 2003 with Invisa’s Form 10-QSB for the quarter period ended June 30, 2003 and are incorporated by reference.

[3]	Previously filed on September 17, 2003 with Invisa’s Form 8-KA (Amendment No. 1) dated September 9, 2003 and is incorporated by reference.

[4]	Previously filed on November 14, 2003 with Invisa’s Form 8-K dated November 6, 2003 and are incorporated by reference.

5.	Previously filed on April 14, 2004 with Invisa Form 10-KSB for the fiscal year ended December 31, 2003 and incorporated herein by reference.

6.	Previously filed on August 18, 2004 with Invisa Form 10-QSB and incorporated herein by reference.

7.	Previously filed on March 7, 2005 with Invisa’s Form 8-K dated March 2, 2005 and incorporated by references.

8.	Previously filed on May 16, 2005 with Invisa’s Form 8-K dated May 7, 2005 and incorporated by references.

9.	Previously filed on May 16, 2005 with Invisa’s Form 8-K dated May 7, 2005 and incorporated by references.

10.	Previously filed on June 1, 2005 with Invisa’s Form 8-K dated May 31, 2005 and incorporated by references.

11.	Previously filed on June 23, 2005 with Invisa’s Form 8-K dated June 22, 2005 and incorporated by references.

12.	Previously filed on September 6, 2005 with Invisa’s Form 8-K dated September 6, 2005 and incorporated by references.

13.	Previously filed on January 14, 2005 with Invisa’s Form 8-K dated January 10, 2005 and incorporated by references.

14.	Previously filed on September 6, 2005 with Invisa’s Form 8-K dated September 6, 2005 and incorporated by references.

15.	Filed herewith.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Sections 10(a)(3) of the Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Sarasota, State of Florida on January 31, 2006.

INVISA, INC

By:	/s/ Stephen A. Michael
Name: Title:	Stephen A. Michael Acting President and Chairman

By:	/s/ Edmund C. King
Name: Title:	Edmund C. King Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Date: January 31, 2006	/s/ Stephen A. Michael
Stephen A. Michael, Acting President and Chairman

Date: January 31, 2006	/s/ Edmund C. King
Edmund C. King, Chief Financial Officer, Director

Date: January 31, 2006	/s/ Gregory J. Newell
Gregory J. Newell, Director By: Stephen A. Michael, Attorney in Fact

Date: January 31, 2006	/s/ John E. Scates
John E. Scates, Director By: Stephen A. Michael, Attorney in Fact